                                                                   EXHIBIT 2.1







                           UNION OIL COMPANY OF CALIFORNIA



                                        AND



                             QUICKSILVER RESOURCES INC.



                             PURCHASE AND SALE AGREEMENT

                                    March 31, 1999



                                       -1-
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

                                 TABLE OF CONTENTS


Schedule of Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . .    8

Section 1 - Definitions   . . . . . . . . . . . . . . . . . . . . . . . .    9
      1.1   Defined Terms . . . . . . . . . . . . . . . . . . . . . . . .    9

Section 2 - Purchase and Sale . . . . . . . . . . . . . . . . . . . . . .   16
      2.1   Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
      2.2   Excluded Assets . . . . . . . . . . . . . . . . . . . . . . .   18
      2.3   Purchase Price  . . . . . . . . . . . . . . . . . . . . . . .   19
      2.4   Payment Procedures  . . . . . . . . . . . . . . . . . . . . .   19
      2.5   Adjusted Purchase Price . . . . . . . . . . . . . . . . . . .   20
      2.6   Cash Settlement . . . . . . . . . . . . . . . . . . . . . . .   20

Section 3 - Title Examination . . . . . . . . . . . . . . . . . . . . . .   21
      3.1   Access to Title Information . . . . . . . . . . . . . . . . .   21
      3.2   Title Defects . . . . . . . . . . . . . . . . . . . . . . . .   21
      3.3   Notice of Title Defect  . . . . . . . . . . . . . . . . . . .   22
      3.4   Claim Value . . . . . . . . . . . . . . . . . . . . . . . . .   22
      3.5   Defect Value  . . . . . . . . . . . . . . . . . . . . . . . .   22
      3.6   Remedies for Title Defects  . . . . . . . . . . . . . . . . .   22
      3.7   Purchase Price Adjustments Threshold  . . . . . . . . . . . .   23
      3.8   Preferential Purchase Rights  . . . . . . . . . . . . . . . .   23
      3.9   Preferential Purchase Right Disputes  . . . . . . . . . . . .   23

Section 4 - Environmental Matters . . . . . . . . . . . . . . . . . . . .   24
      4.1   No Admission against Interest . . . . . . . . . . . . . . . .   24
      4.2   Physical Condition of the Assets  . . . . . . . . . . . . . .   24
      4.3   Endangered Species, Critical Habitat, Wetlands,
            Geologic Hazards and Flooding   . . . . . . . . . . . . . . .   25
      4.4   Environmental Assessments and Completion
            of Environmental Due Diligence  . . . . . . . . . . . . . . .   25

                                       -2-
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      4.5   Buyer's Access to Assets; Indemnification;
            Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .   26
      4.6   Assumption of Environmental Liabilities . . . . . . . . . . .   28
      4.7   Qualified Claim Cost Sharing  . . . . . . . . . . . . . . . .   28
      4.8   Limitation  . . . . . . . . . . . . . . . . . . . . . . . . .   29
      4.9   Termination Due to Material Environmental
            Deficiencies  . . . . . . . . . . . . . . . . . . . . . . . .   29
      4.10  Determination of Value  . . . . . . . . . . . . . . . . . . .   29

Section 5 - Operations and Casualty Loss  . . . . . . . . . . . . . . . .   31
     5.1    Operations  . . . . . . . . . . . . . . . . . . . . . . . . .   31
     5.2    Casualty Loss . . . . . . . . . . . . . . . . . . . . . . . .   31
     5.3    Successor Operator  . . . . . . . . . . . . . . . . . . . . .   32
     5.4    Restrictions on Operations  . . . . . . . . . . . . . . . . .   32

Section 6 - Representation and Warranties of Unocal . . . . . . . . . . .   32
     6.1    Organization  . . . . . . . . . . . . . . . . . . . . . . . .   32
     6.2    Authority to do Business  . . . . . . . . . . . . . . . . . .   32
     6.3    Binding Obligation  . . . . . . . . . . . . . . . . . . . . .   33
     6.4    Litigation, Suits or Claims   . . . . . . . . . . . . . . . .   33
     6.5    Relation to Assumed Liabilities . . . . . . . . . . . . . . .   33
     6.6    Disclaimer of Warranties  . . . . . . . . . . . . . . . . . .   33
     6.7    Gas Entitlements  . . . . . . . . . . . . . . . . . . . . . .   34
     6.8    Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . .   34
     6.9    No Breach . . . . . . . . . . . . . . . . . . . . . . . . . .   34
     6.10   Environmental Condition of Assets . . . . . . . . . . . . . .   34
     6.11   Compliance with Laws and Agreements . . . . . . . . . . . . .   35
     6.12   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
     6.13   Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
     6.14   Tax Partnership . . . . . . . . . . . . . . . . . . . . . . .   35

Section 7 - Representations and Warranties of Buyer . . . . . . . . . . .   35
     7.1    Organization  . . . . . . . . . . . . . . . . . . . . . . . .   35
     7.2    Authority; Enforceability . . . . . . . . . . . . . . . . . .   36

                                       -3-
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     7.3    Consents  . . . . . . . . . . . . . . . . . . . . . . . . . .   36
     7.4    Litigation, Suits or Claims . . . . . . . . . . . . . . . . .   36
     7.5    Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . .   36
     7.6    No Breach . . . . . . . . . . . . . . . . . . . . . . . . . .   37
     7.7    Investigations of Assets  . . . . . . . . . . . . . . . . . .   37
     7.8    No Distribution . . . . . . . . . . . . . . . . . . . . . . .   37
     7.9    Resale Registration . . . . . . . . . . . . . . . . . . . . .   37
     7.10   Oil and Gas Experience  . . . . . . . . . . . . . . . . . . .   37
     7.11   Federal Leases  . . . . . . . . . . . . . . . . . . . . . . .   37
     7.12   Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

Section 8 - Conditions Precedent to the Obligations of Unocal . . . . . .   38
     8.1    Purchase Price  . . . . . . . . . . . . . . . . . . . . . . .   38
     8.2    Buyer's Representations and Warranties True . . . . . . . . .   38
     8.3    Officer's Certificate . . . . . . . . . . . . . . . . . . . .   38
     8.4    Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . .   38
     8.5    Pre-Closing Performance . . . . . . . . . . . . . . . . . . .   39
     8.6    Authorization . . . . . . . . . . . . . . . . . . . . . . . .   39
     8.7    Absence of Litigation . . . . . . . . . . . . . . . . . . . .   40
     8.8    Bonds . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     8.9    Preferential Purchase Rights  . . . . . . . . . . . . . . . .   40
     8.10   Hart-Scott-Rodino Act . . . . . . . . . . . . . . . . . . . .   40
     8.11   Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . .   40

Section 9 - Conditions Precedent to the Obligations of Buyer. . . . . . .   40
     9.1    Delivery of Instruments of Transfer . . . . . . . . . . . . .   40
     9.2    Unocal's Representations and Warranties True  . . . . . . . .   40
     9.3    Officer's Certificate . . . . . . . . . . . . . . . . . . . .   41
     9.4    Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . .   41
     9.5    Pre-Closing Performance . . . . . . . . . . . . . . . . . . .   41
     9.6    Authorization . . . . . . . . . . . . . . . . . . . . . . . .   42
     9.7    Absence of Litigation . . . . . . . . . . . . . . . . . . . .   42
     9.8    Hart-Scott-Rodino Act . . . . . . . . . . . . . . . . . . . .   42
     9.9    Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . .   42

                                       -4-

Section 10 - Covenants  . . . . . . . . . . . . . . . . . . . . . . . . .   42
     10.1    Investigation and Decision . . . . . . . . . . . . . . . . .   42
     10.2    Access to Information. . . . . . . . . . . . . . . . . . . .   43
     10.3    Assumed Liabilities Assumed. . . . . . . . . . . . . . . . .   43
     10.4    [Intentionally omitted]. . . . . . . . . . . . . . . . . . .   43
     10.5    Gas Imbalance. . . . . . . . . . . . . . . . . . . . . . . .   43
     10.6    Hart-Scott-Rodino Act. . . . . . . . . . . . . . . . . . . .   44
     10.7    Third-Party Consents . . . . . . . . . . . . . . . . . . . .   44
     10.8    Completion of Due Diligence. . . . . . . . . . . . . . . . .   45
     10.9    Additional Agreements. . . . . . . . . . . . . . . . . . . .   45
     10.10   Payment of Certain Expenses Due and Payable
             After the Effective Date . . . . . . . . . . . . . . . . . .   45
     10.11   Notification of Certain Matters. . . . . . . . . . . . . . .   45
     10.12   Announcements. . . . . . . . . . . . . . . . . . . . . . . .   45
     10.13   Termination of Guarantees and Other
             Commitments. . . . . . . . . . . . . . . . . . . . . . . . .   46
     10.14   Like Kind Exchange . . . . . . . . . . . . . . . . . . . . .   46
     10.15   Access to Geologic and Geophysical Information . . . . . . .   47

Section 11 - Employee Matters . . . . . . . . . . . . . . . . . . . . . .   47
     11.1    Employee List  . . . . . . . . . . . . . . . . . . . . . . .   47
     11.2    Job Classification . . . . . . . . . . . . . . . . . . . . .   47
     11.3    Disclosure   . . . . . . . . . . . . . . . . . . . . . . . .   47
     11.4    Resumes  . . . . . . . . . . . . . . . . . . . . . . . . . .   47
     11.5    Hired Employee List  . . . . . . . . . . . . . . . . . . . .   47
     11.6    Terminated Employees . . . . . . . . . . . . . . . . . . . .   47

Section 12 - Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
     12.1    Apportionment of Ad Valorem and
             Property Taxes . . . . . . . . . . . . . . . . . . . . . . .   48
     12.2    Sales Taxes, Filing Fees, Etc. . . . . . . . . . . . . . . .   48
     12.3    Other Taxes. . . . . . . . . . . . . . . . . . . . . . . . .   48

                                       -5-
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Section 13 - Termination  . . . . . . . . . . . . . . . . . . . . . . . .   49
     13.1    Termination. . . . . . . . . . . . . . . . . . . . . . . . .   49
     13.2    Effect of Termination. . . . . . . . . . . . . . . . . . . .   49
     13.3    Specific Performance . . . . . . . . . . . . . . . . . . . .   50

Section 14 - Survival and Indemnification . . . . . . . . . . . . . . . .   50
     14.1    Survival . . . . . . . . . . . . . . . . . . . . . . . . . .   50
     14.2    Indemnification. . . . . . . . . . . . . . . . . . . . . . .   50
     14.3.   Third Party Claims . . . . . . . . . . . . . . . . . . . . .   51
     14.4    Method of Asserting Claims . . . . . . . . . . . . . . . . .   52
     14.5    Right to Cure. . . . . . . . . . . . . . . . . . . . . . . .   54

Section 15 - Closing  . . . . . . . . . . . . . . . . . . . . . . . . . .   55
     15.1    Actions at Closing . . . . . . . . . . . . . . . . . . . . .   55
     15.2    Place and Date   . . . . . . . . . . . . . . . . . . . . . .   55
     15.3    Unocal's Actions at Closing  . . . . . . . . . . . . . . . .   55
     15.4    Buyer's Actions at Closing   . . . . . . . . . . . . . . . .   56
     15.5    Closing Statement  . . . . . . . . . . . . . . . . . . . . .   57
     15.6    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .   57

Section 16 - Actions After Closing  . . . . . . . . . . . . . . . . . . .   57
     16.1    Final Accounting   . . . . . . . . . . . . . . . . . . . . .   57
     16.2    Receipts and Credits . . . . . . . . . . . . . . . . . . . .   57
     16.3    Suspended Funds  . . . . . . . . . . . . . . . . . . . . . .   58
     16.4    Further Assurances   . . . . . . . . . . . . . . . . . . . .   58
     16.5    Post-Closing Accounting Assistance . . . . . . . . . . . . .   58
     16.6    Recording  . . . . . . . . . . . . . . . . . . . . . . . . .   58
     16.7    Books and Records  . . . . . . . . . . . . . . . . . . . . .   59
     16.8    Access to Properties and Records by Buyer. . . . . . . . . .   59
     16.9    Access to Properties and Records by Unocal . . . . . . . . .   59
     16.10   Call on Production   . . . . . . . . . . . . . . . . . . . .   60
     16.11   Royalty Reimbursement  . . . . . . . . . . . . . . . . . . .   61

Section 17 - Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . .   61


                                       -6-
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     17.1    Governing Law  . . . . . . . . . . . . . . . . . . . . . . .   61
     17.2    Assignment   . . . . . . . . . . . . . . . . . . . . . . . .   61
     17.3    Written Notice . . . . . . . . . . . . . . . . . . . . . . .   62
     17.4    Expenses   . . . . . . . . . . . . . . . . . . . . . . . . .   63
     17.5    Waiver of Compliance with Bulk Transfer Laws . . . . . . . .   63
     17.6    Waiver of Consumer Rights  . . . . . . . . . . . . . . . . .   63
     17.7    Waiver of Jury Trial   . . . . . . . . . . . . . . . . . . .   63
     17.8    Limitation of Liability. . . . . . . . . . . . . . . . . . .   63
     17.9    No Admission   . . . . . . . . . . . . . . . . . . . . . . .   64
     17.10   Use of Unocal's Name . . . . . . . . . . . . . . . . . . . .   64
     17.11   Entire Agreement, Etc  . . . . . . . . . . . . . . . . . . .   64
     17.12   Parties in Interest  . . . . . . . . . . . . . . . . . . . .   64
     17.13   Severability . . . . . . . . . . . . . . . . . . . . . . . .   65
     17.14   Consents   . . . . . . . . . . . . . . . . . . . . . . . . .   65

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                                SCHEDULE OF EXHIBITS

Exhibit "A" -  LEASEHOLD INTERESTS
Exhibit "B" - PERSONAL PROPERTY, WAREHOUSE STOCK AND IDLE EQUIPMENT Exhibit "C" - CLAIM VALUE FORMULA AND ALLOCATED VALUES SCHEDULE
Exhibit "D" -  ARBITRATION PROCEDURES
Exhibit "E" -  ENVIRONMENTAL ASSESSMENT FIELDS
Exhibit "F" -  GAS BALANCING SCHEDULE
Exhibit "G" -  ENVIRONMENTAL DISCLOSURE SCHEDULE
Exhibit "H" -  DISCLOSURE SCHEDULE
Exhibit "I" -  GEOPHYSICAL DATA LICENSING AGREEMENT
Exhibit "I-1"- GEOPHYSICAL DATA
Exhibit "J" -  SATISFACTORY COMPLETION OF DUE DILIGENCE
Exhibit "K" -  ASSIGNMENT
Exhibit "L" -  ASSUMPTION AGREEMENT
Exhibit "M" -  ESCROW AGREEMENT
Exhibit "N" -  INVESTMENT LETTER

                         PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is entered into as of the 31st day of March, 1999, by and between Union Oil Company of California, a California corporation, with an office at 14141 Southwest Freeway, Sugar Land, Texas 77478 (hereinafter referred to as "Unocal"), and Quicksilver Resources Inc., a Delaware corporation, whose address is 1619 Pennsylvania Avenue, Fort Worth, Texas 76104 (referred to herein as "Buyer").

                                   RECITALS

     WHEREAS, Unocal is the holder of certain assets which include oil and gas interests and properties in the state of Michigan; and

     WHEREAS, Unocal desires to sell such oil and gas interests, properties and related rights, as hereinafter described, to Buyer and Buyer desires to purchase such interests, properties and rights from Unocal, upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, Unocal and Buyer agree as follows:

                                   SECTION 1

                                  DEFINITIONS

1.1 DEFINED TERMS: The following terms, when capitalized in this Agreement, shall have the meanings defined either in this Section or elsewhere in this Agreement.

"ADJUSTED PURCHASE PRICE" shall have the meaning specified in Section 2.5.

"ACCRUING" or "ACCRUED" means, with respect to any obligation, duty, loss, liability, claim, fine, expense, damage, cost or penalty, the occurring or happening of any event which causes such obligation, duty, loss, liability, claim, fine, expense, damage, cost or penalty to become demandable, requirable, assertible, enforceable, due and owing, or being incurred or occurring, as the case may be.

"AFFILIATE" means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

"AGREEMENT" means this Purchase and Sale Agreement, including all Exhibits.

"ALLOCATED VALUE(s)" means the value of the Assets based on the discounted future net pre-tax proved reserves as determined by Buyer, and as set forth in EXHIBIT "C".

"ASSETS" shall have the meaning specified in Section 2.1.

"ASSUMED LIABILITIES" means all Environmental Liabilities, General Liabilities, Plugging and Abandonment Obligations and other liabilities assumed by Buyer under the terms of this Agreement.

"CASH SETTLEMENT" shall have the meaning specified in Section 2.6.

"CASUALTY LOSS" means a loss of personalty, excluding oil, gas and other minerals in place, that is caused by a sudden, unexpected and unusual event.

"CLAIM NOTICE" means notification by an Indemnified Party to an Indemnifying Party of any claim or demand for which the Indemnifying Party would be liable hereunder, and providing information which specifies the nature and basis of the claim or demand and the amount or the estimated amount of the claim or demand.

"CLAIM VALUE" shall have the meaning specified in Section 3.4.

"CLAIM VALUE FORMULA" shall have the meaning specified in EXHIBIT "C", or if none is provided therein, the claim value formula mutually agreed to by the parties in writing.

"CLOSING" means the consummation of the transactions contemplated in this Agreement other than any transactions specifically scheduled for a time after Closing by the terms hereof.

"CLOSING DATE" means the date specified in Section 15.2, or such other date as the parties may mutually agree upon in writing.

"CONFIDENTIALITY AGREEMENT" means any Confidentiality Agreement between the Parties, and any amendments thereto, executed prior to and in conjunction with and for the purposes of this Agreement.

"CONTRACT RIGHTS" means the Assets described in Section 2.1(v).

"DEFECT VALUE" shall have the meaning specified in Section 3.5.

"DEFENSIBLE TITLE" means title which is determinable of record, and is free of liens, claims, defects, encumbrances or deficiencies other than Permitted Encumbrances.

"DELETERIOUS SUBSTANCE" means (i) any substance, product, waste or other material of any nature whatsoever which is or becomes listed as a hazardous substance, hazardous waste, hazardous material or pollutant under any Environmental Laws; (ii) any substance, product, waste or other material of any nature whatsoever which may give rise to liability under any Environmental Laws;
(iii) petroleum and its fractions, crude oil and other petroleum products; and
(iv) radioactive materials including but not limited to naturally occurring radioactive materials.

"DISCLOSURE SCHEDULE" means EXHIBIT "H" to this Agreement.

"DUE DILIGENCE PERIOD" means the sooner of (i) forty five (45) calendar days following the date of this Agreement, or (ii) the Closing Date.

"EARNEST MONEY DEPOSIT" shall have the meaning specified in Section 2.4(i).

"EFFECTIVE DATE" means 8:00 a.m. local time in Houston, Texas, on January 1,
1999.

"ENVIRONMENTAL ASSESSMENTS" shall have the meaning specified in Section 4.4.

"ENVIRONMENTAL DISCLOSURE SCHEDULE" means EXHIBIT "G" to this Agreement.

"ENVIRONMENTAL LAWS" means any applicable laws, orders, rules, regulations, judgments or decrees of any federal, state, tribal, county or municipal governing authority having jurisdiction over any Asset or Party which relate to pollution, the protection or cleanup of the environment, or the release or disposal of Deleterious Substances into the environment, including but not limited to ambient air, surface water, groundwater, land surface or subsurface strata; including all such laws, orders, rules, regulations, judgments or decrees as they may be amended, varied or modified in the future.

"ENVIRONMENTAL LIABILITIES" means all obligations, duties, losses, liabilities, claims, fines, expenses, damages, costs (including attorney's fees and expenses) or penalties created by, related to, or arising out of any Environmental Law, whether Accruing before or after the Effective Date; excluding all Plugging and Abandonment Obligations.

"ESCROW AGENT" means the escrow agent identified in the Escrow Agreement.

"ESCROW AGREEMENT" means the Escrow Agreement in substantially the form attached hereto as EXHIBIT "M".

"EXCLUDED ASSETS" shall have the meaning specified in Section 2.2.

"EXECUTION DATE" means the date on which this Agreement has been fully executed by Unocal and Buyer.

"FACILITIES" means the Assets described in Section 2.1(ii).

"FINAL ACCOUNTING" shall have the meaning specified in Section 16.1.

"GAS IMBALANCE" means the difference between the volume of produced gas that Unocal took from an Asset(s) and the volume of Unocal's gas entitlement for such Asset(s), the current estimates of which are described on EXHIBIT "F" attached hereto (as of the date(s) set forth therein).

"GENERAL LIABILITIES" means all obligations, duties, losses, liabilities, claims, fines, expenses, damages, costs (including attorneys fees and expenses) or penalties created by, related to, or arising out of ownership or operation of the Assets, any contractual relationship, or any applicable law, order, rule, regulation, judgment or decree of any federal, state, tribal, county or municipal governing authority having jurisdiction over the Assets or the Parties, whether Accruing before or after the Effective Date; excluding, however, Plugging and Abandonment Obligations (which are addressed elsewhere herein), Environmental Liabilities (which are addressed elsewhere herein), and all obligations, duties or liabilities for the payment of royalties and taxes which Accrued prior to the Effective Date.

"GEOPHYSICAL DATA LICENSING AGREEMENT" means the agreement attached hereto and designated as EXHIBIT "I".

"GEOPHYSICAL SEISMIC LICENSING PRICE" means the initial fee of $1.00, together with all other fees and charges described in the Geophysical Data License Agreement, which the Buyer will pay to Unocal to license the Geophysical Data described in the Geophysical Data Licensing Agreement.

"HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

"INDEMNIFIED PARTY" and "INDEMNIFYING PARTY" shall have the meaning specified in
Section 14.4.

"INTEREST RATE" means an interest rate of 7.0% per annum.

"INVESTMENT LETTER" means the Investment Letter in substantially the form attached hereto as EXHIBIT "N".

"KNOWLEDGE" means the actual knowledge of the applicable Party's officers and salaried employees directly, immediately and materially involved in the transactions which are the subject matter of this Agreement and, as to Unocal, that are equal to or above the level of asset manager in Unocal's management structure.

"LEASEHOLD INTERESTS" means the Assets described in Section 2.1(i).

"LIENS" means any and all liens, mortgages, charges, pledges, security interests, or other similar type encumbrances, including, but not limited to, such as may arise under any contracts or judgments.

"MATERIAL ENVIRONMENTAL DEFICIENCY" means a deficiency or deficiencies in the Assets arising out of the Environmental Liabilities for which the cumulative estimated Remediation Cost will create a liability for which Buyer will be responsible in an amount in excess of 10% of the Purchase Price, insofar and only insofar as such Remediation Costs are the subject of a current specific written or regulatory requirement(s) made and asserted by a governmental entity or a third party prior to the Closing.

"MINIMAL ENVIRONMENTAL LIABILITIES" shall have the meaning specified in Section 4.7(a)(i).

"NORM" means naturally occurring radioactive material.

"PARTY" or "PARTIES" means Unocal or Buyer, or Unocal and Buyer respectively.

"PARTY ADVERSE EFFECT" shall mean an event, taking into account all facts and circumstances, on the business, properties, condition (financial or otherwise) or operations of a Party, which has had or could reasonably be expected to have a material adverse effect on the ability of such Party to perform its obligations under this Agreement.

"PERMITS" means any and all permits, including temporary permits to construct or operate, authorizations, approvals, registrations, rights of way, orders, waivers, variances or other licenses issued or granted by any federal, state, tribal or local administrative or governmental authority, bureau or agency.

"PERMITTED ENCUMBRANCES" means (i) liens for taxes, assessments or other governmental charges or levies not yet delinquent; (ii) liens in connection with workers' compensation, unemployment insurance or other social security, old-age pension or public liability obligations which are not yet due or delinquent;
(iii) liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens arising by operation of law in the ordinary course of business as to obligations which are not yet delinquent or which have not been filed pursuant to law; (iv) rights to consent by, required notices to, filing with, or other actions by governmental entities in connection with the sale or conveyance of the applicable property if the same are customarily obtained subsequent to such sale or conveyance; (v) easements, rights of way, restrictions, encroachments and other similar encumbrances, and minor defects in the chain of title which do not interfere with the continued current use of the applicable property or materially detract from the value of such property; (vi) rights of utility companies to lay, maintain and repair pipelines, conduits, cable boxes and other installations on, under, and across the applicable property; (vii) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any interest in any manner, and all applicable laws, rules and orders of such authority; (viii) any lien or encumbrance in the form of a judgment secured by a supersedeas bond or other security approved by a court of competent jurisdiction; and (ix) all matters disclosed in the Disclosure Schedule or Environmental Disclosure Schedule which affect the quality or quantity of title.

"PERSON" means any individual, partnership, joint venture, firm, corporation, association, trust, limited liability company, joint stock company, estate, unincorporated organization or other entity, and their successors and assigns; or any governmental or political subdivision, including any agency, department or instrumentality thereof.

"PLUGGING AND ABANDONMENT OBLIGATIONS" means all usual and normal prudent operations for the plugging, abandonment, surface restoration, site clearance, and disposal of related waste materials, including NORM and asbestos, of all oil, gas, injection, water or other wells, sumps, pits, ponds, tanks, impoundments, foundations, pipelines, structures and equipment of any kind or description on the Assets, in compliance with all applicable contractual obligations and applicable rules and regulations of governmental bodies having jurisdiction over the Assets. Plugging and Abandonment Obligations do not include cleanup of polluted lands, air or water other than routine cleanup normally associated with plugging and abandonment, such cleanup obligations which are other than routine being included within the definition of Environmental Liabilities.

"PRE-CLOSING INTEREST" means the interest described in Section 2.4(iii).

"PURCHASE PRICE" shall have the meaning specified in Section 2.3.

"QRI STOCK" means the Delivery Number (as defined below) of shares of newly and validly issued (in the name of the Escrow Agent for the benefit of Unocal), fully paid, non-assessable shares of common stock of Buyer, par value $.01 per share, free and clear of any claims, liens or encumbrances of any kind whatsoever; and in order to preserve the benefits and potential benefits and the percentage ownership intended to be transferred to Unocal, the number of shares stated above to be issued and delivered to Unocal at the Closing shall be upwardly adjusted in connection with stock dividend, extraordinary cash dividend, creation of new class of securities, stock split, recapitalization, reorganization, merger, consolidation, spin-off, combination, exchange of shares, warrants or rights offering to purchase common stock at a price below fair market value, and other similar transactions affecting the common stock of Buyer. The actual number of shares of QRI Stock to be delivered to Unocal may be reduced in accordance with the provisions of the Escrow Agreement. For purposes hereof, the term "Delivery Number" means the number equal to the following: (i) $3,000,000, divided by (ii) the average closing price of Buyer's common stock on the American Stock Exchange for the thirty (30) days following March 4, 1999 and rounding it to the nearest whole share.

"QUALIFIED CLAIM" means an unknown Environmental Liability which Accrued prior to the Effective Date, and which is the subject of a specific written claim asserting Unocal's or Buyer's responsibility made and asserted during the six
(6) month period between the Closing Date and six (6) months following the Closing Date either by a governmental entity or by a third party that is not an Affiliate or a successor in interest of Buyer, with a Claim Notice provided by Buyer to Unocal at once but in no case later than thirty (30) days after Buyer's receipt of such claim; and Unocal shall provide Buyer with any Claim Notice received by Unocal not later than thirty (30) days after Unocal's receipt thereof, (but failure of Unocal to provide Buyer with such notice within this time period shall not relieve or release Buyer from any liability or obligation therefor, except and only to the extent such delay in Unocal's notice to Buyer directly results in an increase of Buyer's liability therefor), provided, however, Environmental Law for purposes of determining Environmental Liabilities that can be Qualified Claims shall not include Environmental Laws as they may be amended, varied or modified in the future, but shall be limited to Environmental Laws in effect and applicable to the Assets as of the Effective Date.

"QUALIFIED CLAIM COST SHARING ALLOCATION" shall have the meaning specified in
Section 4.7.

"REMEDIATION COST" means the cost to remedy any Environmental Liability using the most cost effective methods and manner that satisfy applicable Environmental Laws, and which are consistent with the continued use of the affected Assets in the same capacity and for the same purposes as they were being used on the Effective Date.

"SURFACE ACCESS AGREEMENTS" means the Assets described in Section 2.1(vi).

"TITLE DEFECT" shall have the meaning specified in Section 3.2.


1.2 UNDEFINED FINANCIAL ACCOUNTING TERMS: Undefined financial accounting terms used in this Agreement shall be defined according to generally accepted accounting principles.

1.3 REFERENCES: References in this Agreement to Sections or Exhibits shall be to the entirety of the Sections or Exhibits of this Agreement which are referred to unless expressly limited to a sub-Section in the reference. References, if any, in this Agreement to "hereby",

     "herein", "hereinabove", "hereinafter", "hereinbelow", "hereof", "hereunder", and words of similar import shall be to this Agreement in its entirety and not only to the particular Section or Exhibit in which such reference appears unless expressly stated to the contrary.

1.4 CONSTRUCTION: Unless the context otherwise requires: (i) "or" is not exclusive; (ii) words used in the singular include the plural and words used in the plural include the singular; (iii) words used in the masculine include the feminine and words used in the feminine include the masculine;
     (iv) any date specified for any action that is not a business day as such term is generally defined in the United States of America shall be deemed to mean the first business day after such date; (v) neither the captions to Sections or paragraphs hereof nor the Table of Contents shall be deemed to be a part of the Agreement; (vi) the Exhibits form a part of the Agreement and shall have the same force and effect as if set out in the body of the Agreement; and (vii) references herein to any other agreement or instrument shall, unless the context otherwise requires or specifies, be deemed references to that agreement or instrument as it may from time to time be changed, amended or extended, but shall not be an incorporation by reference unless specifically so provided.


                                      SECTION 2

                                  PURCHASE AND SALE

2.1 ASSETS: Subject to the terms and conditions of this Agreement, Unocal shall sell and Buyer shall purchase on the Closing Date, effective as of the Effective Date, without warranty of title, either express or implied, all of Unocal's right, title and interest in the following assets ("Assets"):

     (i) Unocal's leasehold interest in the oil, gas and other mineral leases described in Exhibit "A" insofar as same cover and affect the lands described in Exhibit "A" or any lands unitized or pooled therewith, as well as certain fee interests, or surface interests specifically described in Exhibit "A" attached hereto (collectively "Leasehold Interests");

     (ii) the wells, equipment and facilities permanently located on or attributable to the Leasehold Interests, including, but not limited to, pumps, surface and subsurface well equipment, gas plants, saltwater disposal wells, lines and facilities, sulfur recovery facilities, compressors, compressor stations, dehydration facilities, treating facilities, gathering lines, flow lines, valves, meters, separators, tanks, tank batteries, and other fixtures ("Facilities");

     (iii) The Garfield 12/Beaver Creek PdC Pipeline, being the gas transmission pipeline that is the subject of Michigan Public Service Commission Case No. U-9637 which pipeline begins in
               Section 10, T25N, R5W, Kalkaska County, Michigan at its intersection with the Great Lakes/Consumers Energy pipeline corridor and extends easterly and southerly approximately 4.75 miles to its point of termination at the Dow Beaver Creek Station in Section 20, T25N, R4W, Crawford County, Michigan, together with all equipment, facilities, fixtures and other improvements which are used in connection with or attributable to such pipeline, and all easements and rights of way pertaining to the same (collectively, the "Garfield/Beaver Creek Pipeline");

     (iv) the oil, condensate and natural gas liquids produced after the Effective Date, including line fill below the pipeline connections as of the Effective Date attributable to the leasehold interests described in EXHIBIT "A";

     (v) all personal property, warehouse stock and idle equipment described in EXHIBIT "B";

     (vi) all contracts and agreements concerning the properties described in EXHIBITS "A" and "B" and the Garfield/Beaver Creek Pipeline, including, but not limited to, unit agreements, pooling agreements, areas of mutual interest agreements, farmout agreements, farmin agreements, saltwater disposal agreements, water injection agreements, line well injection agreements, road use agreements, drilling contracts, operating agreements, well service contracts, production sales contracts, gas contracts, gas balancing agreements, storage or warehouse agreements, supplier contracts, service contracts, construction agreements, division orders and transfer orders, insofar as and only insofar as they relate to the interests and properties described in EXHIBITS "A" and "B" and the Garfield/Beaver Creek Pipeline ("Contract Rights");

     (vii) all surface use agreements, easements, rights of way, licenses, authorizations, Permits, and similar rights and interests applicable to, or used in connection with, any or all of the interests and properties described in EXHIBITS "A" and "B" and the Garfield/Beaver Creek Pipeline ("Surface Access Agreements"); and

     (viii) certain records relating to the Assets to be delivered to Buyer under Section 15.3(iv) below, but excluding any geophysical , geological or seismic data or any other records, files or data excluded therein or elsewhere in this Agreement from disclosure delivery (including but not limited to any corporate records of Unocal).

2.2 EXCLUDED ASSETS: It is specifically agreed that Unocal is not selling and Buyer is not purchasing the following assets ("Excluded Assets"):

     (i) all rights and interests of any kind in the leases and lands described in EXHIBIT "A" other than the leasehold interests specifically described in Section 2.1(i);

     (ii) in conjunction with any interests retained by Unocal in the leases, lands and wells described in EXHIBIT "A", a like interest in all applicable Facilities, Contract Rights and Surface Access Agreements;

     (iii) any and all interests in the Assets Unocal is legally or contractually restricted from selling;

     (iv) all materials and equipment leased or temporarily located on the Leasehold Interests, and any materials, equipment, pipelines, facilities or interests in the land owned by a purchaser and/or transporter of oil and/or gas therefrom, a lessor, or a third Person;

     (v) all interests in pipelines, Facilities, Contract Rights and Surface Access Agreements owned by Unocal that are not used in connection with the Assets or which cover lands described in the Leasehold Interests, but which are used in connection with properties that are not being sold under the terms of this Agreement;

     (vi) items sold, transferred, disposed of or consumed and contracts terminated prior to the Closing Date in the ordinary course of business;

     (vii) any right to use the "Unocal" name, marks, trade dress or insignia, or to use the name of any other subsidiary of Unocal Corporation; and all of Unocal's intellectual property, including, but not limited to patents, trade secrets, and copyrights;

     (viii) all amounts due or payable to Unocal as adjustments or refunds under any contracts affecting the Assets for all periods of time prior to the Effective Date, specifically including, without limitation, amounts recoverable from audits under operating agreements;

     (ix) all rights, titles, claims and interests of Unocal or its Affiliates to or under any policy or agreement of insurance or indemnity, any bond, or to any insurance proceeds or awards; and any employment, consulting, office lease or accounting service contracts;

     (x) all claims and choses in action of Unocal arising from acts, omissions or events, or damages to or destruction of property, occurring prior to the Effective Date;

     (xi) all proceeds, benefits, income or revenue accruing to the Assets prior to the Effective Date, and any claims of Unocal for refunds of or losses carried forwards with respect to taxes attributable to the Assets for any period prior to the Effective Date; and

     (xii) all geophysical, geological and seismic data, surveys, analysis and similar data or information, which is not specifically licensed under the Geophysical Data Licensing Agreement.

2.3 PURCHASE PRICE: The Purchase Price for the Assets shall be (a) Twenty Seven Million Dollars ($27,000,000) ("Cash Purchase Price") in United States currency; and (b) the QRI Stock (the Cash Purchase Price and the QRI Stock are collectively referred to as "Purchase Price").

2.4  PAYMENT PROCEDURES:  Payment shall be made as follows:

     (i) contemporaneous with the execution of this Agreement, Buyer shall pay and deliver to Unocal either by cashier's check or wire transfer of immediately available funds, as specified by Unocal, an Earnest Money Deposit of 10% of the Cash Purchase Price, being $2,700,000 ("Earnest Money Deposit");

     (ii) at Closing, Buyer shall pay to Unocal the remainder of the Adjusted Purchase Price, plus or minus any Cash Settlement by cashier's check or wire transfer of immediately available funds as specified by Unocal;

     (iii) at Closing, Buyer shall pay interest to Unocal, calculated at the Interest Rate, on the Adjusted Purchase Price less the Earnest Money Deposit for the period of time from the Effective Date to the Closing Date ("Pre-Closing Interest"); and

     (iv) at Closing, Buyer shall issue and deliver the QRI Stock to the Escrow Agent under the terms of the Escrow Agreement in substantially the form attached hereto as EXHIBIT "M".

2.5 ADJUSTED PURCHASE PRICE: The net price which Buyer shall pay for the Assets ("Adjusted Purchase Price") shall be:

     (i)       the Purchase Price; plus or minus

     (ii)      any adjustments for Title Defects; minus

     (iii) the Allocated Value or Claim Value of any part of the Assets sold to a third Person pursuant to the exercise of a preferential purchase right; plus

     (iv)      the Geophysical Seismic License Price; plus or minus;

     (v) the value of the Gas Imbalance shown on EXHIBIT "F", as calculated pursuant to Section 10.5 hereof; minus

     (vi)      any adjustments for Casualty Losses provided for under Section
               5.2 hereof.

2.6 CASH SETTLEMENT: The sum ("Cash Settlement") due to settle accounts until the Final Accounting shall be determined by Unocal for Closing purposes by adding or subtracting from the Adjusted Purchase Price as follows (and to the extent that such adjustments involve estimates or unliquidated amounts, then such estimates and unliquidated amounts shall be mutually agreed to by the parties not less than three (3) days prior to the Closing):

     (i)       subtract the Earnest Money Deposit;

     (ii) add the amount of estimated expenditures made by Unocal that are attributable to the Assets for the period between the Effective Date and Closing Date including, without limitation, royalties, taxes, rentals and similar charges and expenses, including those billed under applicable operating agreements, and all prepaid expenses;

     (iii) subtract the amount of estimated revenues received by Unocal in connection with sales of hydrocarbons and associated products from the Assets, together with any other income from the Assets, Accruing after the Effective Date, excluding estimated revenues from the sale of liquid hydrocarbons in storage tanks above the pipeline connection on the Effective Date valued at market or contract prices in effect as of the Effective Date after deducting royalty and tax obligations;

     (iv) add the sum of $15,000 per month for each month or portion thereof from the Effective Date to the Closing Date as compensation to Unocal for issuing royalty and rental checks and continuing to perform accounting obligations for the Assets; and

     (v) add the sum of $20,000 per month for each month or portion thereof from the Effective Date to the Closing Date as compensation to Unocal for assuming the risk of Casualty Loss until the Closing Date.


                                      SECTION 3

                                  TITLE EXAMINATION

3.1 ACCESS TO TITLE INFORMATION: After the date of this Agreement and until the end of the Due Diligence Period, Unocal shall make all of its land records that are not privileged or confidential available to Buyer at Unocal's offices located at 14141 Southwest Freeway, Sugar Land, Texas 77478, or such other place as deemed appropriate by Unocal, during normal business hours for examination by Buyer. Unocal shall not be obligated to perform any title work, and no abstracts or title opinions will be made current by Unocal. NO WARRANTY OF ANY KIND IS MADE BY UNOCAL AS TO THE INFORMATION SO SUPPLIED, AND BUYER AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT. SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, BUYER ASSUMES THE RISK OF ANY TITLE DEFECTS AND/OR CONFLICTING ADVERSE RIGHT(S), TITLE(S) AND/OR INTEREST(S) WHICH A RECORD TITLE CHECK AND/OR PHYSICAL INSPECTION REVEALS OR WOULD HAVE REVEALED.

3.2 TITLE DEFECTS: For purposes of this Agreement, a defect in title ("Title Defect") shall mean a defect in one or more of the following respects only:

     (i) Unocal's interest in any one or more of the properties comprising the Assets described in EXHIBIT "A" is more or less than the interest for such property(ies) reflected in EXHIBIT "A" (including, but not limited to having less of a net revenue interest than described in EXHIBIT "A" or have more of an economic burden than reflected in the EXHIBIT "A", unless the increased economic burden corresponds to a proportionately increased net revenue interest);

     (ii) Unocal's rights and interests in one or more of the properties comprising the Assets described in EXHIBIT "A" are subject to being reduced by virtue of the exercise by a third party of a reversionary, back-in or similar right not reflected in EXHIBIT "A" nor disclosed to Buyer in the Disclosure Schedule; or

     (iii) Unocal's title to one or more of the properties comprising the Assets described in EXHIBIT "A" is subject to any lien, claim, defect, encumbrance or deficiency which causes Unocal to not have Defensible Title to such property(ies).

3.3 NOTICE OF TITLE DEFECT: Upon discovery of a Title Defect, the Party discovering same shall as soon as reasonably possible thereafter notify the other Party of the Title Defect. The notice shall include with reasonable specificity the property or properties described in EXHIBIT "A" which are affected, the particular Title Defect claimed, and the notifying Party's good faith estimate of the Claim Value or Defect Value. Any Title Defect which is not asserted by Unocal or Buyer prior to the end of the Due Diligence Period shall conclusively be deemed waived by both parties for all purposes.

3.4  CLAIM VALUE: If a claim of Title Defect is made pursuant to Section 3.2
     (i) or (ii), the value of the claim ("Claim Value") shall be calculated using the Claim Value Formula and Allocated Values set out in EXHIBIT "C".

3.5  DEFECT VALUE: If a claim of Title Defect is made pursuant to Section 3.2
     (iii) for a matter not covered by Sections 3.2(i) or (ii), the value of the defect ("Defect Value") for a defect that is a liquidated or certain amount shall be such liquidated or certain amount, and as to unliquidated or uncertain amounts it shall be an amount necessary to compensate Buyer for the adverse economic effect of such Title Defect on the value of the property(ies) affected, taking into consideration all relevant factors, including the practical and legal effect of the Title Defect. In no instance shall a Defect Value be an amount in excess of the Claim Value of an affected property.

3.6  REMEDIES FOR TITLE DEFECTS:

     (i) Unocal may elect to cure any or all Title Defects; provided, however, if Unocal elects to cure a Title Defect, but has not been able to do so by the Closing Date, the Parties shall proceed with the Closing, with the Claim Value or Defect Value, as applicable, being an adjustment to the Purchase Price. Unocal shall retain the right to cure any such Title Defect for a period of time not to exceed one year after the Closing Date. Within thirty (30) days of Buyer's receipt of curative documents which eliminate the Title Defect, Buyer shall tender to Unocal the applicable Claim Value or Defect Value withheld at Closing. Unocal's option to cure Sections 3.2(i) or (ii) Title Defects shall include the option to partially cure any such Title Defect or Title Defects so as to reduce the Claim Value of the Title Defect or Title Defects to an amount Unocal shall in its sole discretion determine.

     (ii) If the Claim Value or Defect Value of a Title Defect is equal to twenty-five percent (25%) or more of the Allocated Value of a property described in

               EXHIBIT "A", Unocal may in its sole discretion elect to retain the affected property and delete it from the Assets. In such instance, the Purchase Price shall be adjusted in an amount equal to the Claim Value of the deleted property(ies).

     (iii) If a Title Defect is a Section 3.2(i) or (ii) Title Defect which increases or decreases Unocal's interest in the Assets, and Unocal does not elect to cure the Title Defect, the Purchase Price shall be adjusted up or down by the Claim Value of the Title Defect.

     (iv) If Unocal contests the existence of a Title Defect or Buyer's good faith estimate of the Claim Value or Defect Value of the Title Defect, the Parties shall meet and use their best efforts to agree on the validity and/or value of the Title Defect. If the Parties cannot agree on the validity and/or value of a Title Defect, and neither Party elects to waive its claim, the dispute shall be submitted to arbitration in accordance with the arbitration procedures set forth in EXHIBIT "D".

3.7 PURCHASE PRICE ADJUSTMENTS THRESHOLD: No other provision herein withstanding, the Purchase Price shall not be adjusted due to or for a Title Defect, and neither Party shall notify the other Party of a Title Defect unless or until the Claim Value or Defect Value of the Title Defect exceeds $10,000.00. This $10,000.00 Title Defect threshold shall be applied separately to each property described in EXHIBIT "A" that has been assigned a separate Allocated Value, but shall be calculated on a cumulative basis if a separate property is subject to more than one Title Defect.

3.8 PREFERENTIAL PURCHASE RIGHTS: Preferential purchase rights shall not be considered Title Defects hereunder regardless of whether or not they are reflected in the Disclosure Schedule. As to any and all preferential purchase rights affecting Unocal's interest in all or part of the Assets, in accordance with the provisions of the agreement which created the rights, Unocal shall send to the owner or owners of such rights a notice offering to sell to such owner or owners, those Assets covered by such rights for the Allocated Value assigned to the affected Assets. If the owner or owners of the rights exercise same, the affected portion of the Assets shall be deleted from the transaction, and the Purchase Price shall be reduced in an amount equal to the Allocated Value of the deleted Assets. If the specific Assets affected do not have a separate Allocated Value, the value shall be the Claim Value of the deleted Assets.

3.9  PREFERENTIAL PURCHASE RIGHT DISPUTES:

     (i) If an owner of a preferential purchase right obtains judicial relief which permanently enjoins the consummation of the transactions contemplated under this Agreement, such enjoinder shall be deemed a termination of this Agreement by mutual consent of the Parties.

     (ii) If an owner of a preferential purchase right seeks judicial relief, other than injunctive relief, Buyer shall indemnify, defend and hold Unocal harmless from any and all claims, causes of action, costs and expenses arising out of or relating to such dispute.


                                      SECTION 4

                                ENVIRONMENTAL MATTERS

4.1 NO ADMISSION AGAINST INTEREST: Nothing contained in this Section 4, or elsewhere in this Agreement, shall be construed to be an admission against interest as to Unocal or Buyer. Unocal and Buyer have not included Environmental Liability related provisions herein due to any perceived liability and specifically disclaim the existence of any such liability to third parties (including governmental entities) based on contract, tort, statute or otherwise.

4.2 PHYSICAL CONDITION OF THE ASSETS: Buyer acknowledges that the Assets have been used for oil and gas drilling and production operations, related oil field operations and possibly for the storage and disposal of Deleterious Substances, and the Assets may be contaminated with such materials. Physical changes in or under the Leasehold Interests or adjacent lands may have occurred as a result of such uses. The Assets may contain wells, sumps, landfills, pits, ponds, tanks, impoundments, foundations, pipelines and other equipment, whether or not of a similar nature, any of which may be buried and contain Deleteterious Substances, and the locations of which may not be known to Unocal or be readily apparent by a physical inspection of the property. Further, spills, leaks, blowouts and routine operations may have led to contamination of the Assets with Deleterious Substances, the locations of which may not be known to Unocal or be readily apparent by a physical inspection of the property. Buyer understands that Unocal does not have the requisite information with which to determine the exact nature or condition of the Assets nor the effect any use has had on the physical condition of the Assets. In addition Buyer acknowledges that some oil field production equipment may contain asbestos and/or NORM. In this regard, Buyer expressly understands that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Assets described herein may contain asbestos and NORM, and that NORM in the form of scale or in other forms may have become dislodged from the inside of wells, materials and equipment and be located on the Property and that asbestos and NORM containing materials may be buried or have been otherwise disposed of on the Property. Buyer also expressly understands that special procedures may be required for the removal and disposal of asbestos, NORM, and other Deleterious Substances from the Property where they may be found.

4.3  ENDANGERED SPECIES, CRITICAL HABITAT, WETLANDS, GEOLOGIC HAZARDS AND
     FLOODING: "Endangered Species" as used herein shall have the same meaning as "endangered species" is defined pursuant to 16 U.S.C. 1532(6) or the laws of the state in which the Leasehold Interest is located; as "threatened species" is defined pursuant to 16 U.S.C. 1533(30) or the laws of the state in which the Leasehold Interest is located; and/or, as a candidate species for such listing under federal or state law. "Critical Habitat" as used herein shall have the meaning as defined pursuant to 16 U.S.C. 1532(5). "Wetland" as used herein shall have the meaning as defined in 40 Code of Federal Regulations Section 230.3(a), or under the laws of the state in which the Leasehold Interest is located. "Geologic Hazards" as used herein shall include seismic hazard and any earth slides or other earth movement. "Flooding" as used herein shall include the risks associated with a flood plain, flood way or restriction zone and/or any diminution in the value of the Property or restriction of its use by reason of the risk of water entering or remaining thereon. WITHOUT IN ANY WAY LIMITING ANY OTHER DISCLAIMERS OF WARRANTY HEREIN AND NOTWITHSTANDING ANY DISCLOSURES MADE BY UNOCAL TO BUYER, UNOCAL DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION AS OF THE DATE OF THIS AGREEMENT AND/OR AS OF THE CLOSING OF THE COMPLETENESS OF ANY SUCH DISCLOSURE OR THAT THE PROPERTY IS FREE FROM ANY ENDANGERED SPECIES OR THAT ALL OR ANY PART OF THE PROPERTY IS NOT A CRITICAL HABITAT OR A WETLAND, OR THAT ANY PART OF THE ASSETS DOES NOT INCLUDE A GEOLOGIC HAZARD, OR THAT ANY PART OF THE PROPERTY IS NOT SUBJECT TO FLOODING. Notwithstanding any knowledge that could be imputed to Unocal, Buyer has the obligation to ascertain the presence of and extent of any Endangered Species, Critical Habitat, Wetland, Geologic Hazards and the risk of Flooding on the Property.

4.4  ENVIRONMENTAL ASSESSMENTS AND COMPLETION OF ENVIRONMENTAL DUE DILIGENCE:
     From the date of this Agreement, Unocal will provide Buyer (or its contractor) with reasonable access to the Assets operated by Unocal for the Due Diligence Period, during which Buyer will, as part of Buyer's due diligence, conduct, at its sole risk and expense, Phase I environmental site assessments as provided below and such additional environmental site assessments as Buyer determines is appropriate (collectively, the "Environmental Assessments"). Buyer agrees to conduct a Phase I environmental site assessment (pursuant to American Society for Testing and Materials standards) on each of the fields operated by Unocal set forth in EXHIBIT "E" to be conducted by an unrelated third party qualified to conduct such Phase I environmental site assessments. Buyer agrees to immediately provide to Unocal a copy of the Environmental Assessments, including all reports, data and conclusions, and, in any event, Buyer shall provide Unocal a copy of all of the foregoing no later than 15 days prior to Closing. Buyer shall keep any data or information acquired by all such examinations and the results of all analyses of such data and information strictly confidential and, unless required by law, will not disclose same to any person or agency without the prior written approval of Unocal except to the extent such disclosure is to financial institutions, environmental consultants, legal counsel or other parties to whom disclosure is appropriate and desirable to consummate this transaction, but subject to the prior agreement of any such party to maintain the confidentiality of the information. Buyer shall complete its environmental due diligence within the Due Diligence Period.

4.5  BUYER'S ACCESS TO ASSETS; INDEMNIFICATION; INSURANCE:

     (i) Buyer shall have reasonable access to the Assets to conduct its environmental due diligence including but not limited to the Environmental Assessments. Buyer shall not perform any act or permit the performance of any act that would injure the Assets or disrupt Unocal's activities thereon or the surface owner's or the surface tenant's activities thereon. If the consent of the surface owner or the surface tenant or any other third party is required in connection with Buyer's access to the Assets, Buyer agrees to obtain such consent before entering onto the Assets affected thereby.

     (ii) Buyer RELEASES AND AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS Unocal, its directors, officers, employees, agents and Affiliates against all claims for injury to, or death of, persons or damage to property arising in any way from the exercise of access rights granted to Buyer for environmental due diligence or due diligence for any other purpose, or from the activities of Buyer or its employees, agents or contractors on the Assets. Buyer shall indemnify Unocal, its directors, officers, employees, agents and Affiliates against and hold each and all of said indemnitees harmless from any and all loss, cost, damage, expense or liability, including attorney's fees, arising out of (i) any and all third party statutory or common-law Liens or other encumbrances for labor or materials furnished in connection with such tests, samplings, studies or surveys as Buyer may conduct with respect to the Assets; and (ii) any injury to or death of persons or damage to property occurring in, on or about the Assets as the result of Buyer's due diligence activities REGARDLESS OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, PREMISES LIABILITY, BREACH OF CONTRACT, OR OTHER FAULT OR RESPONSIBILITY OF UNOCAL OR ANY PARTY OR PERSON (except for any such injuries or damages caused solely by the gross negligence or willful misconduct of any said indemnitees). The foregoing obligation of indemnity shall survive Closing or termination of this Agreement without Closing.

     (iii) Buyer shall obtain and maintain insurance acceptable to Unocal which is primary as to any insurance or self-insurance available to Unocal and which names Unocal as an additional insured with respect to liability arising out of Buyer's or its agents' activities on the Assets, including a severability of interest clause (cross liability), which additional insured endorsement shall not exclude coverage based upon the alleged or actual negligence of the additional insured. Such insurance shall include:

               (a) commercial general liability insurance occurrence form or the equivalent with the amendment-aggregate limits of insurance covering contractual liability, subcontractor's liability, blanket contractual liability, and, unless waived in writing by Unocal, liability arising from explosion, collapse, or underground property damage, all with a minimum combined single limit of $1,000,000.00 each occurrence, $2,000,000.00 aggregate, for bodily injury, death, property damage, business interruption and personal injury;

               (b) comprehensive automobile liability insurance or business auto policy on an occurrence basis covering all owned, hired or otherwise operated non-owned vehicles with a minimum combined single limit of $1,000,000.00 each occurrence for bodily injury, death and property damage;

               (c)       workers' compensation insurance as required by law; and

               (d) employers' liability insurance with a minimum limit of $1,000,000.00 each occurrence.

Such insurance shall be written by a carrier with a Best's rating of A IX or above. Before the entry by Buyer upon the Assets, Buyer shall provide Unocal with policies or certificates of the aforesaid insurance acceptable in form and substance to Unocal which shall provide that coverage shall not be canceled or materially changed prior to thirty (30) days' written notice to Unocal. Subrogation against Unocal shall be waived with respect to all of the insurance policies set forth above (including without limitation, policies of any consultant). An alternate employer endorsement may be substituted for the additional insured endorsement with respect to worker's compensation insurance and employer's liability insurance only. The insurance required by this provision in no way limits Buyer's obligations under any other Section of this Agreement. Further, the insurance to be carried shall in no way be limited by any limitation expressed elsewhere in this Agreement, or any limitation placed on the indemnity herein given or as a matter of law.

4.6 ASSUMPTION OF ENVIRONMENTAL LIABILITIES: Buyer shall assume and discharge any and all Environmental Liabilities relating to or arising from the Assets, whether relating to or arising from ownership or operations before or after the Effective Date, except as follows:

     (i) Buyer assumes no Environmental Liabilities unless and until Closing occurs; and

     (ii) Based on the Qualified Claim Cost Sharing Allocation, Unocal shall be responsible only for a portion of the Remediation Costs for Qualified Claims.

4.7  QUALIFIED CLAIM COST SHARING:

     (a)Any Remediation Costs incurred by Buyer or Unocal in satisfying a Qualified Claim shall be allocated and satisfied by the Parties as follows ("Qualified Claim Cost Sharing Allocation"):

     (i) each separate and distinct Qualified Claim for which the Remediation Cost is $10,000 or less ("Minimal Environmental Liabilities") shall be allocated to and satisfied by Buyer;

     (ii) Subject to Section 4.7(i) above, cumulative Remediation Costs for all Qualified Claims, except Minimal Environmental Liabilities, up to an aggregate amount equal to $50,000 are allocated to and shall be satisfied by Unocal and Buyer as follows: Buyer shall satisfy the first $10,000 of each separate and distinct Qualified Claim for which the Remediation Cost is greater than $10,000 and Unocal satisfying the balance of the claim up to an aggregate amount for all Qualified Claims of $50,000;

     (iii)     Subject to Sections 4.7(i) and (ii) above, cumulative
               Remediation Costs for all Qualified Claims, except Minimal Environmental Liabilities, which exceed an aggregate amount equal to $50,000 (with such aggregate $50,000 for all Qualified claims being allocated and satisfied in the manner described in Section 4.7(ii) above) and up to an aggregate amount equal to one hundred percent (100%) of the Adjusted Purchase Price are allocated to and shall be satisfied one-half by Buyer and one-half by Unocal.

     (iv) Subject to Sections 4.7(i) - (iii) above, cumulative Remediation Costs for all Qualified Claims, except Minimal Environmental Liabilities, which exceed an aggregate amount equal to one hundred percent (100%) of the Adjusted Purchase Price are allocated to and shall be satisfied solely by Buyer.

     (b) NOTWITHSTANDING ANYTHING STATED HEREIN TO THE CONTRARY, THE LIMITATIONS ON UNOCAL'S LIABILITY, AND THE ASSUMPTION OF ALL LIABILITIES ABOVE SUCH LIMITATIONS BY BUYER, UNDER THIS SECTION 4 AND ELSEWHERE IN THIS AGREEMENT SHALL APPLY REGARDLESS OF WHETHER SUCH LIABILITIES ARE KNOWN OR UNKNOWN, RELATE TO ACTIONS, EVENTS OR CONDITIONS EXISTING OR OCCURING PRIOR TO THE EFFECTIVE DATE, WHETHER ATTRIBUTABLE (IN WHOLE OR IN PART) TO THE ACTIONS, SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, PRODUCTS LIABILITY, ENVIRONMENTAL LIABILITY, OR OTHER FAULT, LIABILITY OR RESPONSIBILITY OF UNOCAL OR ANY OTHER PERSON OR PARTY, AND REGARDLESS OF WHETHER ASSERTED UNDER ANY THEORY OF LIABILITY.

4.8 LIMITATION: No obligations allocated to or assumed by Unocal under this Agreement shall include any obligation to remediate any Environmental Liability in or upon land or any water course or body of water including ground water beyond the lawful requirements of the government agency or agencies with jurisdiction over the Assets or a court of competent jurisdiction, nor shall such obligations include any action, cost or expense other than actions, costs, or expenses required by law. Between the Parties, Unocal shall have the right but not the obligation to direct and control any work required to remedy Environmental Liabilities if it may be responsible for more than fifty percent (50%) of the costs and expenses of such work attributable to the interest of the Parties; provided, however, if the Parties have control, regardless of which Party directs and controls any required work to remedy Environmental Liabilities, all such actions shall be the most cost efficient possible to comply with applicable Environmental Laws and which are consistent with continued use of the Assets for the same purposes they were being used on the Effective Date, and shall be based on mutually acceptable actions after consultation with the other Party.

4.9 TERMINATION DUE TO MATERIAL ENVIRONMENTAL DEFICIENCIES: If it is determined during the Due Diligence Period that a Material Environmental Deficiency exists, either Buyer or Unocal may elect to terminate this Agreement, unless Buyer and Unocal mutually agree in writing to delete all or part of the affected Assets from this Agreement such that the total Environmental Liabilities remaining do not constitute a Material Environmental Deficiency.

4.10 DETERMINATION OF VALUE:

     (i) Upon delivery of notice by Buyer to Unocal of a Material Environmental Deficiency, Buyer and Unocal shall meet and use their best efforts to agree on whether such a Material Environmental Deficiency exists.
               The value of Environmental Liabilities shall be based on the estimated Remediation Cost.

     (ii) If, during the Due Diligence Period, Buyer determines there is a Material Environmental Deficiency and desires to terminate this Agreement, it shall immediately so notify Unocal. Unocal shall respond on the earlier of the Date of Closing or seven (7) days from the date of notice whether it concurs in Buyer's determination that the estimated Remediation Cost of the applicable Environmental Liabilities is sufficient to constitute a Material Environmental Deficiency. In the event Unocal concurs in Buyer's determination, the termination of this Agreement shall be treated as a termination by mutual consent of the Parties.

     (iii) If Unocal timely notifies Buyer that it does not concur with the Buyer's determination of the estimated Remediation Costs, Buyer may still elect to terminate this Agreement and request a determination of the value of the Environmental Liabilities by the following procedure: the Parties will submit the issue of the existence of a Material Environmental Deficiency to arbitration in accordance with the arbitration procedures set forth in EXHIBIT "D". If the arbitrators determine that a Material Environmental Deficiency does not exist, Buyer will pay the arbitration costs and shall not be entitled to the return of the Earnest Money Deposit. If the arbitrators find that a Material Environmental Deficiency does exist, Unocal will pay the arbitration costs and shall return Buyer's Earnest Money Deposit with interest at the Interest Rate within fifteen (15) business days. If Buyer does not elect to terminate this Agreement prior to the commencement of arbitration in connection with this Section, then Buyer shall be deemed to have waived its right to terminate this Agreement under this Section unless and until the arbitrators determined that a Material Environmental Deficiency exists, and if such arbitrators determine that no Material Environmental Deficiency exists, then Buyer shall pay all arbitration costs and proceed to Closing, subject to the other terms and conditions of this Agreement.

     (iv) Any and all disagreements between Buyer and Unocal regarding the value of Environmental Liabilities shall be submitted to arbitration in accordance with the arbitration procedures set forth in EXHIBIT "D".

                                      SECTION 5

                             OPERATIONS AND CASUALTY LOSS

5.1 OPERATIONS: Between the Effective Date and Closing, as to the portion of the Assets to be conveyed which Unocal now operates, it shall operate the same in a good and workmanlike manner. At Closing such operations shall be turned over to and become the responsibility of Buyer, unless an applicable unit, pooling, communitization or operating agreement requires otherwise, in which case (unless Buyer and Unocal otherwise agree) Unocal shall continue the physical operation of such portion of the Assets, pursuant to and under the terms of such applicable agreement, until such time after Closing as such applicable agreement may require. However, Unocal shall have no liability as operator to Buyer, for any operations by Unocal, for loss or damages sustained, or liabilities incurred, REGARDLESS OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT OR OTHER FAULT OR RESPONSIBILITY OF UNOCAL OR ANY OTHER PERSON OR PARTY, except as may result directly from Unocal's gross negligence or willful misconduct. Such operations from and after the Closing shall be conducted by Unocal for and on behalf of Buyer, and Unocal shall make appropriate charges to Buyer pursuant to any applicable operating agreement. In the absence of any applicable operating agreement, for any such services performed by Unocal as operator of the Assets (or portions thereof) from and after the Effective Date, Buyer shall pay to Unocal the applicable Asset's working interest percentage of an overhead operating charge of $500 per month per active well operated by Unocal; plus Buyer shall reimburse all reasonable and necessary expenses incurred by Unocal in such operation, protection or maintenance of the Assets as are not normally included within the operating charge in standard form accounting procedures but are paid as direct charges thereunder. Any such charges and expenses shall be recovered by Unocal as part of the Closing or Final Accounting adjustments as appropriate.

5.2 CASUALTY LOSS: Upon the Closing, the risk of Casualty Loss relating to the Assets shall pass from Unocal to Buyer, effective as of the Effective Date. To the extent that there is a Casualty Loss relating to the personalty comprising part of the Assets between the Execution Date and the Closing Date then, at Unocal's election, either (i) Unocal shall pay and deliver any insurance proceeds actually received therefor by Unocal, or (ii) repair or replace the personalty damaged or destroyed, but (iii) if either (1) there are no insurance proceeds received therefor or Unocal refuses to provide the insurance proceeds or (2) Unocal refuses or is unable to repair or replace such personalty, then the Purchase Price shall be adjusted downward by an amount equal to the cost to repair or replace such personalty (but in no event shall any downward adjustment exceed the greater of the insurance proceeds actually received therefor by Unocal or the aggregate amount to be paid by Buyer under Section 2.6(v) above
     (unless and only to the extent that the greater of these two amounts do not exceed the Allocated Value for the Assets to which such Casualty Loss is attributed)), and any disputes regarding the costs (or estimated costs) to repair or replace (with a preference to repairing the personalty damaged or destroyed where commercially reasonable) shall be resolved in accordance with the arbitration procedures set forth in EXHIBIT "D". Notwithstanding anything stated herein to the contrary, if the aggregate value (measured by the aggregate insurance proceeds actually received therefor, or, if such Casualty Loss was not insured, by the estimated cost of the repair or replacement of the personalty affected with any disputes being settled through the arbitration procedures set forth in EXHIBIT "D") of all Casualty Losses between the Execution Date and the Closing Date, exceed
     10% of the Purchase Price, then Buyer shall have the right to terminate this Agreement upon written notice to Unocal on or before the Closing
     Date.

5.3 SUCCESSOR OPERATOR: Buyer acknowledges and agrees that Unocal cannot and does not covenant or warrant that Buyer shall become successor operator of all or any portion of the Assets, since the Assets or portions thereof may be subject to unit, pooling, communitization, operating or other agreements which control the appointment of a successor operator.

5.4 RESTRICTIONS ON OPERATIONS: Between the Execution Date and Closing, except as necessary in Unocal's opinion in emergency situations, Unocal shall not, without Buyer's consent, voluntarily incur any liability or enter into any commitment with respect to the Assets which will cost in excess of $25,000 net to Unocal with respect to an individual project; cancel any contract associated with the Assets except in the ordinary course of business; or enter into any hedging, forward sales or similar agreements with respect to production from the Assets.


                                      SECTION 6

                       REPRESENTATIONS AND WARRANTIES OF UNOCAL

Unocal hereby represents and warrants to Buyer as follows:

6.1 ORGANIZATION: Unocal is a corporation duly organized, validly existing and in good standing under the laws of the state of California, and is qualified to do business and is in good standing as a foreign corporation in every other jurisdiction where the failure to so qualify would have a Party Adverse Effect on Unocal.

6.2 AUTHORITY TO DO BUSINESS: Unocal has all requisite power and authority to own, lease or operate the Assets and to carry on the business as now conducted.

6.3  BINDING OBLIGATION:

     (i) Unocal has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby.

     (ii) All corporate acts and other proceedings required to be taken by Unocal to authorize the execution, delivery and performance by Unocal of this Agreement, have been duly and properly taken.

     (iii) This Agreement has been duly executed and delivered by Unocal and constitutes the valid and binding obligation of Unocal, enforceable against Unocal in accordance with its terms.

     (iv) The execution, delivery and performance by Unocal of this Agreement does not and will not conflict with, or result in any violation of or default under any provision of the Articles of Incorporation or By-laws of Unocal or any law, ordinance, rule, regulation, order, decree, agreement, instrument or license; applicable to Unocal or to the Assets.

6.4 LITIGATION, SUITS OR CLAIMS: To Unocal's Knowledge, except as disclosed in the Disclosure Schedule, there are no actions, suits or proceedings pending or threatened in writing against Unocal which if decided unfavorably to Unocal could have a Party Adverse Effect on Unocal, or a material adverse effect on the value of the Assets (provided, however, that notwithstanding anything stated herein to the contrary, Unocal shall have no liability for any breach of any representation warranty under this Section 6.4 with respect to any actions, suits, proceedings, asserted or threatened, relating to Title Defects (which must be asserted by Buyer, if at all, under the provisions of Section 3) or Environmental Liabilities (which Unocal's only liability therefor after Closing shall be with respect to a portion of the Qualified Claims as set forth in Section 4 above) or disclosure thereof.

6.5 RELATION TO ASSUMED LIABILITIES: No representation or warranty contained herein shall be deemed a representation or warranty by Unocal which abrogates the obligations of Buyer to investigate the Assets, and make an independent decision to purchase the Assets; and Buyer's obligations herein with respect to the investigation of, and independent decision to purchase the Assets, are not diminished by any representations or warranties herein.

6.6 DISCLAIMER OF WARRANTIES: THE ASSETS ARE SOLD "AS IS," "WHERE IS" AND "WITH ALL FAULTS AS TO ALL MATTERS," AND UNOCAL EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE

     RELATING TO (a) THE CONDITIONS OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), (b) ANY INFRINGEMENT BY UNOCAL OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, (c) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF UNOCAL (INCLUDING WITHOUT LIMITATION, IN RESPECT OF GEOLOGICAL AND ENGINEERING DATA, THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES, THE VALUE OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER CLOSING), (d) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE ASSETS, AND (e) THE FAILURE OF ANY COMPUTER, ELECTRONICS, SOFTWARE, OR COMPONENTS TO BE FREE OF ANY BUGS OR ERRORS, INCLUDING, BUT NOT LIMITED TO, ANY DEFICIENCIES RELATING TO THE INABILITY TO PROPERLY FUNCTION BEYOND DECEMBER 31, 1999.

6.7 GAS ENTITLEMENTS: To Unocal's Knowledge, except as described in EXHIBIT "F" or in any other part of this Agreement, Unocal is not obligated by virtue of any prepayment made under any production sales contract or any other contract containing a take-or-pay clause, or under any similar arrangement, to deliver oil, gas or other minerals produced from or allocated to any of the Assets at any time after the Effective Date without receiving payment therefor.

6.8 DISCLOSURE: To Unocal's Knowledge, neither this Agreement nor any certificate to be furnished by Unocal contains or, upon delivery thereof, will contain any untrue statement of a material fact or omission, or upon delivery thereof, will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were or are made, not misleading.

6.9 NO BREACH: To Unocal's Knowledge, except as otherwise disclosed in this Agreement, Unocal is not party to, or subject to, or bound by any provision of any judgment, order, writ, injunction or decree of any court, or governmental body, or any statute, rule or regulation applicable to Unocal which prohibits or would be violated by, or which allows for the termination or modification of this Agreement due to Unocal entering into, executing, delivering or consummating same.

6.10 ENVIRONMENTAL CONDITION OF ASSETS: To Unocal's Knowledge, all environmental problems affecting the Assets are referred to in documents which have been, or prior to

     Closing, will be provided or made available to Buyer, or referred to in the Disclosure Schedule, in the Environmental Disclosure Schedule or elsewhere in this Agreement.

6.11 COMPLIANCE WITH LAWS AND AGREEMENTS: To Unocal's Knowledge, Unocal is in substantial compliance with all permits, contracts and agreements relating to the Assets, and in substantial compliance with all laws, rules and regulations of federal, state or local entities which have jurisdiction over Unocal or the Assets such that any failure of compliance will not have a material adverse effect on the value of the Assets.

6.12 TAXES: To Unocal's Knowledge, all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production or removal of hydrocarbons or the receipt of proceeds therefrom and relating to the Assets, to the extent such taxes and assessments have become due and payable, have been timely paid.

6.13 BROKERS: Unocal has not incurred any obligation or liability, contingent or otherwise, for any fee payable to a broker or finder with respect to the matters provided for in this Agreement which could be attributable to or charged to Buyer.

6.14 TAX PARTNERSHIP: No part of the Assets is treated for Federal income tax purposes as being owned by a partnership except as disclosed in the Disclosure Schedule.


                                      SECTION 7

                       REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Unocal as follows:

     7.1  ORGANIZATION:

          (i) Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state wherein it was incorporated or organized, and is qualified to do business and is in good standing as a foreign corporation in every other jurisdiction where the failure to so qualify would have a Party Adverse Effect on Buyer.

          (ii) Buyer is authorized to do business in the State of Michigan.

          (iii) Prior to the date of this Agreement, Buyer has delivered to Unocal true, correct and complete copies of Buyer's Certificates or Articles of Incorporation and Bylaws and Certificates of Good-Standing, as currently in effect.

          (iv) The respective headquarters and principal offices of Buyer is located in the State of Texas.

7.2  AUTHORITY; ENFORCEABILITY:

          (i) Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby.

          (ii) All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance by Buyer of this Agreement, have been duly and properly taken.

          (iii) This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

          (iv) The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement does not and will not conflict with, or result in any violation of or default under any provision of the Articles of Incorporation or By-laws of Buyer, or any law, ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to Buyer or to its properties or assets.

7.3 CONSENTS: Except for the consents of governmental agencies regarding the transfer of leases, licenses and Permits which apply to the Assets, no consent, approval, authorization, notice, filing, registration or qualification is required to be obtained or effected by Buyer for the execution, delivery or performance by Buyer of this Agreement.

7.4 LITIGATION, SUITS OR CLAIMS: To Buyer's Knowledge, there are no actions, suits or proceedings pending or threatened in writing against Buyer which if decided unfavorably to Buyer could have a Party Adverse Effect on Buyer, or a material adverse effect on the value of the Assets.

7.5 DISCLOSURE: To Buyer's Knowledge, neither this Agreement nor any certificate to be furnished to Unocal contains or, upon delivery thereof, will contain any untrue statement of a material fact or omission, or upon delivery thereof, will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were or are made, not misleading.

7.6 NO BREACH: To Buyer's Knowledge, Buyer is not party to, or subject to, or bound by any provision of any judgment, order, writ, injunction or decree of any court, or governmental body, or any statute, rule or regulation applicable to Buyer which prohibits or would be violated by, or which allows for the termination or modification of this Agreement due to Buyer entering into, executing, delivering or consummating same.

7.7 INVESTIGATIONS OF ASSETS: In accordance with the provisions of this Agreement, Buyer has made, or will make or arrange for others to make, such inspection of the Assets as it deems appropriate, and, except as otherwise provided herein, Buyer will accept the Assets "AS IS," "WHERE IS" AND "WITH ALL FAULTS AS TO ALL MATTERS."

7.8 NO DISTRIBUTION: Buyer is acquiring the Assets for its own account for investment purposes and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder and any applicable state securities laws.

7.9 RESALE REGISTRATION: Buyer will not sell, transfer, lease or otherwise convey in any manner, in whole or in part, the Assets without the necessary registrations, or exemptions therefrom, under applicable federal and state securities laws.

7.10 OIL AND GAS EXPERIENCE: Buyer, itself or as successor to MSR Exploration Ltd., is and has been during the preceding two years primarily engaged in the business of exploring for, drilling for, producing or refining oil or gas and derives at least 80%, or $5,000,000 of its annual gross income, from exploring for, drilling for, producing or refining oil or gas.

7.11 FEDERAL LEASES: If the Assets include any federal leases, Buyer is qualified to own such federal leases or will be so qualified at Closing.

7.12 BROKERS: Buyer has not incurred any obligation or liability, contingent or otherwise, for any fee payable to a broker or finder with respect to the matters provided for in this Agreement which could be attributable to Unocal.

                                      SECTION 8

                  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF UNOCAL

The obligation of Unocal to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at Closing of each of the following conditions, each of which may be waived by Unocal except as otherwise required by law:

8.1  PURCHASE PRICE: At Closing, Buyer shall deliver:

     (i)       the Adjusted Purchase Price less the Earnest Money Deposit;

     (ii)      plus or minus as applicable the Cash Settlement; and

     (iii)     Pre-Closing Interest; and

     (iv)      the QRI Stock to the Escrow Agent.

8.2 BUYER'S REPRESENTATIONS AND WARRANTIES TRUE: The representations and warranties of Buyer contained herein on the date hereof shall have been correct in all material respects, and shall be correct in all material respects on and as of the Closing with the same force and effect as though made at and as of such time, except for the representations and warranties specifically relating to a time or times other than the Closing, or as may be affected by transactions contemplated hereby.

8.3 OFFICER'S CERTIFICATE: Buyer shall have furnished Unocal a certificate of an officer of Buyer certifying that:

     (i) the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects on and as of the Closing Date with the same force and effect as though made at and as of such time, except for representations and warranties specifically relating to a time or times other than the Closing Date, or except as may be affected by the transactions contemplated hereby; and

     (ii) Buyer has performed all of its obligations contained in this Agreement required to be performed by it prior to Closing.

8.4 OPINIONS OF COUNSEL: (a) Buyer shall have furnished Unocal an opinion rendered by legal counsel of Buyer, dated as of the Closing, to the effect that:

     (i) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state wherein it was incorporated or organized and is authorized to do business in the State of Michigan;

     (ii) Buyer has full power to carry out the transactions provided for in this Agreement; this Agreement has been duly executed and delivered by Buyer; and this Agreement is the legal and binding obligation of Buyer, enforceable in accordance with its terms except as enforceability may be limited or denied by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect the rights of creditors generally and except as enforcement or remedies may be limited or denied by general equitable principles; and

     (iv) the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement will not constitute a breach, violation, or default under the Certificate or Articles of Incorporation or By-laws of Buyer.

     (b) Buyer shall have furnished Unocal an opinion rendered by legal counsel of Buyer dated as of the Closing, to the effect that:

     (i) all regulatory, governmental, corporate, shareholder or other approvals or consents necessary to validly issue and deliver the QRI Stock have been obtained;

     (ii) all applicable laws, regulations, and rules have been fully complied with in connection with the issuance and delivery of the QRI Stock to the Escrow Agent on behalf of Unocal; and

     (iii) upon Closing, the QRI Stock will be, and is, validly issued, outstanding, fully paid, non-accessible common stock of Buyer, $.01 par value, per share free and clear of all liens, restrictions or encumbrances of any kind whatsoever.

8.5 PRE-CLOSING PERFORMANCE: Buyer shall have performed, observed or complied in all material respects with all its obligations and conditions required by this Agreement to be performed, observed or complied with by it at or prior to Closing.

8.6 AUTHORIZATION: All corporate actions necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Buyer.

8.7 ABSENCE OF LITIGATION: No litigation or administrative proceeding shall be pending (or threatened), and no investigation shall have been commenced (and be pending), by Buyer or any third party seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which makes it unreasonable to proceed with the consummation of the transactions contemplated hereby.

8.8 BONDS: Buyer shall have delivered to Unocal either copies of such bonds, in form and substance and issued by corporate sureties satisfactory to Unocal, covering the Assets as may be required under any laws, rules or regulations of any federal, Indian tribe, state or local government agencies having jurisdiction over the Assets, or a commitment by a surety company, satisfactory to Unocal, to issue such bonds upon Closing.

8.9 PREFERENTIAL PURCHASE RIGHTS: All preferential purchase rights affecting the Assets shall have been exercised, waived or assumed, or the election time shall have expired.

8.10 HART-SCOTT-RODINO ACT: All obligations under the Hart-Scott-Rodino Act shall have been satisfied.

8.11 ESCROW AGREEMENT: Buyer shall have executed and delivered a copy of the Escrow Agreement.


                                      SECTION 9

                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions, each of which may be waived by Buyer except as otherwise required by law:

9.1 DELIVERY OF INSTRUMENTS OF TRANSFER: At Closing, Unocal shall deliver to Buyer executed, and where appropriate recordable, bills of sale, lease assignments, and other instruments of conveyance as required herein and other instruments of conveyance as may be necessary and mutually agreed to convey all of the Assets.

9.2 UNOCAL'S REPRESENTATIONS AND WARRANTIES TRUE: The representations and warranties of Unocal contained herein on the date hereof shall have been correct in all material respects, and shall be correct in all material respects on and as of the Closing with the same force and effect as though made at and as of such time, except for the representations and warranties specifically relating to a time or times other than the Closing, or as may be affected by transactions contemplated hereby.

9.3 OFFICER'S CERTIFICATE: Unocal shall have furnished Buyer a certificate of an officer of Unocal certifying that:

     (i) the representations and warranties of Unocal contained in this Agreement are true and correct in all material respects on and as of the Closing Date with the same force and effect as though made at and as of such time, except for representations and warranties specifically relating to a time or times other than the Closing Date, or except as may be affected by the transactions contemplated hereby; and

     (ii) Unocal has performed all of its obligations contained in this Agreement required to be performed by it prior to Closing.

9.4 OPINION OF COUNSEL: Unocal shall have furnished Buyer an opinion rendered by legal counsel for Unocal, dated as of the Closing, to the effect that:

     (i) Unocal is a Corporation duly organized, validly existing, and in good standing under the laws of the state of California and is authorized to do business in the State of Michigan; and

     (ii) Unocal has full power to carry out the transactions provided for in this Agreement; this Agreement has been duly executed and delivered by Unocal; and this Agreement is the legal and binding obligation of Unocal, enforceable in accordance with its terms except as enforceability may be limited or denied by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect the rights of creditors generally and except as enforcement or remedies may be limited or denied by general equitable principles; and

     (iii) the execution, delivery and performance of this Agreement by Unocal and the consummation by Unocal of the transactions contemplated by this Agreement will not constitute a breach, violation, or default under the Articles of Incorporation or By-laws of Unocal.

9.5 PRE-CLOSING PERFORMANCES: Unocal shall have performed, observed or complied in all material respects with all its obligations and conditions required by this Agreement to be performed, observed or complied with by it at or prior to Closing.

9.6 AUTHORIZATION: All corporate actions necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Unocal.

9.7 ABSENCE OF LITIGATION: No litigation or administrative proceeding shall be pending (or threatened), and no investigation shall have been commenced (and be pending), by Unocal or by a third party against Unocal seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which makes it unreasonable to proceed with the consummation of the transactions contemplated hereby.

9.8 HART-SCOTT-RODINO ACT: all obligations under the Hart-Scott-Rodino Act shall have been satisfied.

9.9 ESCROW AGREEMENT: Unocal shall have executed and delivered a counterpart copy of the Escrow Agreement.

                                      SECTION 10

                                      COVENANTS

10.1 INVESTIGATION AND DECISION: The Parties further covenant as follows:

     (i) INVESTIGATION OF ASSETS: During the Due Diligence Period Buyer shall: (i) make, or arrange for others to make, such inspection and investigation of the Assets and Assumed Liabilities as it deems appropriate; (ii) investigate and have knowledge of operative or proposed laws to which the Assets are or may be subject; (iii) accept the Assets and Assumed Liabilities upon the basis of its review and determination of the applicability and effect of such laws; (iv) have reviewed and evaluated any data room materials or other materials to which access has been provided to Buyer by Unocal under this Agreement; and (v) have made such investigations of the title, condition, status under Environmental Laws, oil and gas laws and any other aspects of the Assets and Assumed Liabilities as may be necessary or appropriate. Buyer agrees that such inspections shall not unreasonably interfere with the business and operations of Unocal, and that such inspections and all such documents shall be subject to the Confidentiality Agreement.

     (ii) INDEPENDENT DECISION: Buyer has made its own independent judgment of the commercial potential, condition and usefulness of the Assets, taking into consideration all current Environmental Laws and other laws and the likelihood that such Environmental Laws and other laws will change in the future. Buyer has such knowledge and experience in business and financial affairs in general, securities and investments, and of the oil and gas business as conducted and regulated in the State of Michigan in particular, as to be capable of evaluating the merits and risks of purchasing the Assets.

10.2 ACCESS TO INFORMATION:

     Unocal has afforded to Buyer and to Buyer's representatives, reasonable access during the period prior to the execution of this Agreement and will continue to afford to Buyer reasonable access until Closing to all of Unocal's properties, books, contracts, documents and non-interpretative records relating to the Assets, and, during such period, Unocal has used and will continue to use reasonable efforts to furnish promptly to Buyer all material information concerning the business and properties relating to the ownership and operations of the Assets (subject to existing confidentiality agreements with third parties and subject also to the attorney-client privilege), including, to the extent prepared in the ordinary course, such data and operating reports as may reasonably be necessary or appropriate for any relevant purposes of investigation and analysis related to this Agreement. Upon Buyer's reasonable request, Unocal shall attempt to secure waivers of any such confidentiality agreements. Unocal shall, to the best of its ability, arrange for Buyer and its representatives to discuss with appropriate officers, employees, consultants, contractors and representatives of Unocal such matters related to the transactions provided for herein as Buyer may reasonably request. Buyer will hold such information in confidence in accordance with the Confidentiality Agreement.

10.3 ASSUMED LIABILITIES ASSUMED: If Closing occurs, then Buyer assumes hereby any and all Assumed Liabilities; provided, however, that Unocal shall continue to have responsibility for certain portions of the Qualified Claims as described in Section 4 above.

10.4 [INTENTIONALLY OMITTED:]

10.5 GAS IMBALANCE: As to any Gas Imbalances which exist, the Parties agree that:

     (i) Unocal will furnish Buyer with a statement, in the form of EXHIBIT "F", showing the most current estimate of the over or under production between the owners as of the most recent available date.

     (ii) From and after the Effective Date, any and all benefits, obligations and liabilities associated with Gas Imbalances shall accrue to and be the responsibility of Buyer. Buyer shall assume Unocal's overproduced or underproduced position in the wells located on the Leasehold Properties as of the Effective Date, including but not limited to the responsibility for the payment of royalties on the volume of such gas which Unocal took in excess of its entitlement and any obligation to balance whether in cash or in kind. The Final Accounting shall include an adjustment for any Gas Imbalance differences between the volume shown on EXHIBIT "F" and the actual Gas Imbalances as of the Effective Date. Notwithstanding the actual amounts or proceeds that Buyer may receive from the Gas Imbalances due to underproduced positions, or the actual amounts that Buyer must pay with respect to Gas Imbalances due to overbalanced positions, the parties shall settle such Gas Imbalances as between themselves, and the adjustments to the Purchase Price and/or at the Final Accounting will be calculated using a settlement price of $1.50 per Mcf (thousand cubic feet).

10.6 HART-SCOTT-RODINO ACT: Each Party shall prepare and submit, within fifteen (15) days of the execution of this Agreement, any necessary filings in connection with the transactions contemplated by this Agreement under the Hart-Scott-Rodino Act, but Buyer shall be responsible for all filing costs and expenses. The Parties shall request expedited treatment of such filing by the Federal Trade Commission, shall promptly make any appropriate or necessary subsequent or supplemental filings, and shall furnish to each other copies of all filings made under the Hart-Scott-Rodino Act at the same time they are filed with the government.

10.7 THIRD-PARTY CONSENTS: Certain of the transfers contemplated by this Agreement are subject to various forms of third-party consents, including compliance with the provisions of the Hart-Scott-Rodino Act. Unocal and Buyer shall cooperate and shall promptly take such action as may be required to obtain all necessary consents prior to Closing. Unocal and Buyer agree that to the extent any contract, Permit or other Assets that would otherwise be assigned under this Agreement is not capable of being assigned, transferred, subleased or sublicensed without the consent of, or waiver by any other party thereto, or any other Person, or if such assignment, transfer, sublease or sublicense or attempted assignment, transfer, sublease or sublicense would constitute a breach thereof, or a violation of any law, this Agreement shall not constitute an assignment, transfer, sublease or sublicense, or an attempted assignment, transfer, sublease or sublicense of any such contract, Permit or Asset. With respect to each contract that, but for the reasons set forth in the first sentence of this Section, would be assigned, Unocal agrees to provide Buyer with the benefits (including the right to terminate any such contract or Permit in accordance with the terms thereof) of such contract, Permit or Asset, to the extent related to transactions or periods that occur at or after Closing, and to the extent it is possible to do so; and, if and to the extent such benefits are provided to Buyer, Buyer agrees to observe and perform such contract or Permit. Unocal shall continue to use its reasonable efforts to obtain an assignment to Buyer of each contract, Permit or Asset that, but for the reasons set forth in the first sentence of this Section, would be assigned; provided, however, that

          Unocal shall not be required to pay any consideration or suffer any financial disadvantage to obtain such assignment.

10.8 COMPLETION OF DUE DILIGENCE: Within three (3) days of the end of the Due Diligence Period Buyer shall give Unocal a letter of satisfactory completion of due diligence substantially in the form attached hereto as EXHIBIT "J".

10.9 ADDITIONAL AGREEMENTS: Unocal and Buyer shall execute such further documents and instruments, requested by either Party, as may be necessary or reasonably desirable to consummate the transactions contemplated by this Agreement or any part thereof. Subject to the other terms and conditions of this Agreement, each of the Parties, hereto agrees to use its best efforts at its own expense to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement.

10.10     PAYMENT OF CERTAIN EXPENSES DUE AND PAYABLE AFTER THE EFFECTIVE DATE:
          Buyer shall pay, as and when due, all fees and bills due and payable after the Closing Date, and Unocal shall reimburse Buyer within thirty
          (30) days after invoice for any amounts under such bills attributable to any period prior to the Effective Date for which it is responsible hereunder; provided, however that if after Closing Unocal is obligated to continue as operator under an existing agreement Unocal shall make payments for Buyer's account and at Buyer's expense.

10.11 NOTIFICATION OF CERTAIN MATTERS: Between the Effective Date and Closing, Unocal and Buyer will each give prompt notice to the other of
          (i) any information that indicates that any representation or warranty contained herein was not true and correct as of the date hereof or will not be true and correct as of the Closing Date; (ii) the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to consummate the transactions contemplated hereunder on or before the Closing Date or to satisfy a condition to Closing herein as the case may be; (iii) any notice or other communication from any third party alleging that the consent or waiver of such third party is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement; and (iv) any notice of, or other communication relating to any default or event which, with notice or lapse of time or both, would become a default under any contract to be assigned at Closing.

10.12 ANNOUNCEMENTS: At all times prior to Closing or termination of this Agreement, Unocal and Buyer, including their respective Affiliates, shall use their best efforts to cooperate in the development and distribution of all news releases and other public disclosures relating to the proposed transactions described in this Agreement, and agree that no such releases or disclosures will be made without prior notice to the other Party; provided, however, that from the date of this Agreement and continuing for twelve (12) months after the Closing reserve volumes cannot be disclosed in a news release, and no news release or public disclosure whatsoever by Buyer may disclose the identity of Unocal or a specific description of the Assets unless both Parties agree to the form and content of such disclosure, each being under no obligation to agree and having the right to withhold agreement for any reason; provided, also that either Party may make all disclosures which are required or prudent under applicable laws, including, but not limited to, rules, regulations and guidelines of the Securities and Exchange Commission and applicable stock exchanges.

10.13     TERMINATION OF GUARANTEES AND OTHER COMMITMENTS:

          (i) Subject to applicable laws, as of the Closing Date, all of the following shall be canceled or terminated as to Buyer:
                  (i) undertakings, comfort letters or guarantees by Unocal or any of its Affiliates to third parties in connection with the Assets; (ii) letters of credit, surety bonds, and related indemnity agreements arranged and maintained by Unocal or any of its Affiliates with respect to the Assets; and (iii) any credit card accounts issued by Unocal or any of its Affiliates to any employees in connection with the Assets.

          (ii) Buyer understands and agrees that all insurance policies, provided to or for the Assets through Unocal, any Affiliate of Unocal, or a self-insurance program of Unocal will be terminated as to the Assets as of the Closing Date.

          (iii) Unocal and Unocal's Affiliates shall have no responsibility or liability under this Agreement to provide for insurance coverage or any such security for the Assets in any manner whatsoever after the Effective Date.

10.14 LIKE KIND EXCHANGE: Without affecting its obligations hereunder, with appropriate prior notice to the other Party, either Party shall have the option, at or before Closing, to structure the Closing of this transaction in such a manner so as to qualify as a like kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, provided that such a structure shall not delay the Closing in any way. The other Party will cooperate with the electing Party to facilitate a like kind exchange but will in no event be required to take title to any replacement properties. In the event either Party desires such exchange, it shall timely notify the other Party, in writing, of its intent and the electing Party shall be responsible for arranging the structure of the exchange, compliance with time limits for like kind exchanges, the preparation of appropriate documents to complete the transaction, and all additional costs directly related thereto. The electing Party shall indemnify the other Party against all losses, costs, expenses, taxes, fines, penalties or assessments arising out of any like kind exchange structure.

10.15 ACCESS TO GEOLOGIC AND GEOPHYSICAL INFORMATION: As long as the same remains in Buyer's possession or control, Unocal retains the right to copy any and all geologic and geophysical information transferred or licensed to Buyer hereunder, and Buyer agrees to co-operate with Unocal in granting access to such information.

                                      SECTION 11

                                   EMPLOYEE MATTERS

11.1 EMPLOYEE LIST: To the extent requested by Buyer in writing, within ten days after execution of this Agreement, Unocal shall provide Buyer a list of field employees at each work location for the Assets, indicating name, job classification and years of service with Unocal.


11.2 JOB CLASSIFICATION: Within ten days after the execution of this Agreement Buyer shall provide Unocal a summary of Buyer's job classifications for the Assets together with minimum and maximum pay scales.

11.3 DISCLOSURE: Buyer authorizes Unocal to disclose the summary to Unocal field employees working on the Assets or their representatives.

11.4 RESUMES: Unocal shall advise field employees at each work location for the Assets that they may submit their resumes and work history to Buyer for Buyer's consideration regarding employment.

11.5 HIRED EMPLOYEE LIST: Within thirty days after Closing, Buyer shall provide Unocal with a list of all Unocal field employees hired by Buyer and their base pay rate. Within thirty days after Closing (or, after Closing, within thirty (30) days of hiring such employee at any time within 18 months following the Closing), Buyer shall provide Unocal with a list of all Unocal field employees hired by Buyer and their base pay rate.

11.6 TERMINATED EMPLOYEES: For any Unocal field employee hired by Buyer and terminated without cause by Buyer within 180 days of Closing, Buyer shall pay one-half and Unocal shall pay one-half of such employee severance benefits in accordance with Unocal's Termination Allowance Plan on the same terms and conditions as if such employee had been terminated by Unocal on the Closing Date and not employed by Buyer. Unocal's share of such payment will be reduced by any termination allowance already paid by Unocal.

                                      SECTION 12

                                        TAXES

12.1 APPORTIONMENT OF AD VALOREM AND PROPERTY TAXES: All ad valorem taxes, real property taxes, personal property taxes and similar obligations shall be apportioned as of the Effective Date between Buyer and Unocal. All such taxes allocable to the periods before the Effective Date shall be paid by Unocal, and all such taxes allocable to the Effective Date and after shall be paid by Buyer. Any refunds of taxes allocable to periods prior to the Effective Date shall be the property of Unocal. Buyer shall file or cause to be filed all required reports and returns incident to such taxes which are due on or after the Closing Date, and shall pay or cause to be paid to the taxing authorities all such taxes reflected on such reports and returns.

12.2 SALES TAXES, FILING FEES, ETC.: The Purchase Price provided for hereunder is net of any sales taxes or other transfer taxes. Buyer shall be liable for any sales tax or other transfer tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamp or taxes imposed upon the sale pursuant to this Agreement, and Buyer shall defend any action by a governmental agency to collect such taxes or fees, and will hold Unocal harmless from any cost or liability for taxes, fees, penalty, interest or costs, including reasonable attorney's fees, assessed as a result of this transaction.

12.3 OTHER TAXES: All production, severance or excise taxes, conservation fees and other similar such taxes or fees (other than income taxes) relating to oil and gas produced and sold from the Assets prior to the Effective Date shall be paid by Unocal, and all such taxes and fees relating to such oil and gas produced and sold on the Effective Date and after shall be paid or reimbursed by Buyer (or if attributable to periods after the Effective Date and Unocal pays such taxes, then Buyer shall reimburse Unocal therefore). Any rebates, refunds or similar credits attributable to such taxes and fees for periods prior to the Effective Date shall be, and remain, the property of Unocal (and Buyer is hereby notified that Unocal is seeking certain rebates, refunds or similar credits from the applicable taxing authorities). In the event such taxes attributable to the Assets are not assessed on a current year basis, it is agreed that when such taxes are assessed, insofar as they Accrued to the Assets on or before the Effective Date, they shall be paid by Unocal upon receipt of a statement and supporting documentation.

                                     SECTION 13

                                     TERMINATION

13.1 TERMINATION: This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

     (i)       by mutual consent of the Parties; or

     (ii) by either Party, without impairing any other rights hereunder, if there has been a material breach of covenant or agreement contained in this Agreement on the part of the other Party, or a failure of a condition and such breach of a covenant or agreement or failure of a condition has not been promptly cured; or

     (iii) by either Party, upon written notice to the other Party, pursuant to Section 4.9, or by Buyer under Section 5.2 hereof.

13.2 EFFECT OF TERMINATION:

     (i) In the event of termination of this Agreement by mutual consent of the Parties or pursuant to Section 13.1(iii) above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of either Party or their respective officers or directors or shareholders except as otherwise set forth herein. Unocal shall in such event return the earnest money deposit within fifteen (15) business days of such termination plus interest calculated at the Interest Rate.

     (ii) In the event this Agreement is terminated under Section 13.1(ii) by Buyer:

               (a) If Unocal concurs with Buyer that a material breach of covenant or agreement or failure of a condition has occurred and was not promptly cured, Unocal shall return the Earnest Money Deposit within fifteen (15) business days of such termination, plus interest calculated at the Interest Rate;

               (b) If Unocal does not concur with Buyer that a material breach of covenant or agreement or failure of a condition has occurred and was not promptly cured, then such dispute regarding the Earnest Money Deposit shall be resolved through the arbitration provisions set forth in EXHIBIT "D" hereto.

     (iii) If Unocal prevails in the arbitration proceeding regarding the value of Material Environmental Deficiencies pursuant to Section 4.10(iii), or if Unocal terminates under Section 13.1(ii) for good cause, then Unocal shall, in consideration of holding the Assets off the market and refraining from dealing with others concerning the Assets and as liquidated damages in lieu of all other damages, retain the Earnest Money Deposit made by Buyer. The Parties hereby acknowledge that the extent of damages to Unocal occasioned by such breach or default or failure to proceed by Buyer would be impossible or extremely impractical to ascertain and that the Earnest Money Deposit is a fair and reasonable estimate of such damages under the circumstances. Provided, also, if Buyer does not contest Unocal's termination under Section 13.1(ii) by written notification within ten (10) days, or if Buyer terminates under Section 4.9 and the existence of a Material Environmental Deficiency is being arbitrated hereunder, Unocal shall be free to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement.

13.3 SPECIFIC PERFORMANCE: If Closing does not occur as contemplated herein by reason of Unocal's determination that Buyer has breached this Agreement or failed to satisfy a condition, Buyer may contest Unocal's termination of this Agreement and seek specific performance of the Agreement, provided it notifies Unocal in writing of its election to seek specific performance within ten (10) days of Unocal's notice of termination under
     Section 13.1(ii). The losing Party shall pay the prevailing Party's costs and reasonable attorney's fees together with any actual damages suffered or incurred.

                                      SECTION 14

                             SURVIVAL AND INDEMNIFICATION

14.1 SURVIVAL: Notwithstanding any investigation conducted by any Party hereto and any information which any Party may receive, a claim for a breach of any of the representations, warranties or covenants contained in this Agreement, or in any Exhibit, certificate, document or statement delivered pursuant hereto, or pursuant to any indemnification, or of any third party claims under Section 14.3(i) must be made within one (1) year following Closing; provided, however, that nothing in this Section shall be construed to limit the time for making a claim by Unocal against, or for seeking indemnification from, Buyer with regard to Assumed Liabilities.

14.2 INDEMNIFICATION:

     (i) Except as otherwise set forth herein and except for Assumed Liabilities of Buyer, Unocal shall indemnify and hold harmless Buyer, and its successors and assigns, against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, which may arise out of: (i) any breach or violation of this Agreement by Unocal; (ii) any breach of any of the representations, warranties or covenants made in this Agreement by Unocal; or (iii) liabilities expressly retained by Unocal in this Agreement; PROVIDED, HOWEVER, THAT NOTWITHSTANDING ANYTHING STATED HEREIN TO THE CONTRARY, UNOCAL'S AGGREGATE LIABILITY AND OBLIGATION UNDER THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, UNDER THIS SECTION), SHALL NOT EXCEED (AND BUYER RELEASES UNOCAL FROM ALL LIABILITY IN EXCESS
               OF) THE MAXIMUM AMOUNT OF LIABILITY OF UNOCAL SPECIFIED IN
               SECTION 4.7 HEREOF, REGARDLESS OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT OR OTHER FAULT OR RESPONSIBILITY OF UNOCAL OR ANY OTHER PERSON OR PARTY.

     (ii) Buyer shall indemnify and hold harmless Unocal, and its successors and assigns, against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, which may arise out of: (i) any breach or violation of this Agreement by Buyer; (ii) any breach of any of the representations, warranties or covenants made in this Agreement by Buyer; or (iii) Assumed Liabilities of Buyer.

14.3 THIRD PARTY CLAIMS:

     (i) Except as otherwise set forth herein and except for Assumed Liabilities of Buyer, Unocal shall indemnify and hold Buyer and its successors and assigns harmless against any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, arising out of any third party claim, legal suit or proceeding against Buyer, which claim, legal suit or proceeding arises from the conduct of the business of Unocal or the ownership of the properties owned or leased by Unocal prior to the Closing Date; provided, however, that Unocal's indemnity obligation hereunder shall be limited to the Adjusted Purchase Price.

     (ii) Buyer shall indemnify and hold Unocal and its successors and assigns harmless against any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, arising out of any third party legal suit or proceeding against Unocal, which legal suit or proceeding arises out of Assumed Liabilities, or from the conduct of the business of Buyer or the ownership of the properties owned or leased by Buyer after the Closing Date.

14.4 METHOD OF ASSERTING CLAIMS: The Party making a claim under this Section, or any other indemnity provision herein, is hereinafter referred to as the "Indemnified Party" and the Party against whom such claims are asserted is hereinafter referred to as the "Indemnifying Party". All claims by an Indemnified Party shall be asserted and resolved as follows:

     (i) If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, such Indemnified Party shall as promptly as is practicable after its receipt of such claim or demand, deliver a Claim Notice to the Indemnifying Party; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent that either the rights of the Indemnifying Party are actually prejudiced or such notice is not given within the applicable time periods set forth in this Agreement.

               The Indemnifying Party may, and upon request of the Indemnified Party shall, retain counsel of its choice to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such claim or demand and shall pay the fees and disbursements of such counsel with regard thereto; provided, however, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel to retain counsel whose reasonable fees and expenses shall be at the expense of the Indemnifying Party to file any action, answer or other pleading and take such other action which it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party.

               In the event that the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless:

               (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel; or

               (b) the named parties to any such proceeding (including, but not limited to, any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would involve such counsel in an actual or potential conflict of interest in violation of applicable principles of professional ethics.

     (ii) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand that the Indemnifying Party defends, or, if appropriate and related to the claim in question, in making any counterclaim against the Person asserting the third party claim or demand, or any cross- complaint against any Person. If the Indemnifying Party has accepted responsibility in writing, no claim or demand that would result in an Indemnifying Party being liable hereunder may be settled without the consent of the Indemnifying Party which consent shall not be unreasonably withheld. Unless the Indemnifying Party shall have agreed in writing that any and all damages to the Indemnified Party related to a claim or demand are fully covered by the indemnities provided herein, no such claim or demand may be settled without the consent of the Indemnified Party, which consent will not be unreasonably withheld. Except with respect to settlements entered into without the Indemnified Party's consent pursuant to the immediately preceding sentence, to the extent it shall be determined that the Indemnified Party shall have no right pursuant to this Section to be indemnified by the Indemnifying Party, the Indemnified Party shall promptly pay to the Indemnifying Party:

               (a) any amounts previously paid or advanced by the Indemnifying Party to the Indemnified Party with respect to such matters pursuant to this Section; plus

               (b) interest thereon until paid by the Indemnified Party at the Interest Rate for the period commencing on the date on which such amount was paid or advanced and ending sixty (60) days after the date on which such amount was paid or advanced and ending sixty (60) days after the date on which it was finally determined that the Indemnified Party had no such right to be indemnified.

     (iii) In the event the Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall as promptly as is practical send a Claim Notice with respect to such claim to the Indemnifying Party; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent that either the rights of the Indemnifying Party are actually prejudiced or such notice is not given within the applicable time periods set forth in this Agreement. If the Indemnifying Party notifies in writing the Indemnified Party that it does not dispute such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder and shall be paid to the Indemnified Party immediately. If the Indemnifying Party disputes such claim, such dispute shall be resolved by good faith negotiations between the Parties.

     (iv) From and after the delivery of a Claim Notice hereunder, at the reasonable request of the Indemnifying Party, the Indemnified Party shall grant the Indemnifying Party and its representatives full and complete access to the books, records and properties of the Indemnified Party to the extent reasonably related to the matters with which the Claim Notice is concerned. The Indemnifying Party will not, and shall require that its representatives do not, use (except in connection with such Claim Notice) or disclose to any third Person other than the Indemnifying Party's representatives (except as may be required by law) any information obtained that is designated as confidential by the Indemnified Party, unless such information is:

               (a) generally available to the public other than as the result of a wrongful act or omission by the Indemnifying Party;

               (b)       already within the knowledge of the Indemnifying Party;

               (c) available to the Indemnifying Party through other Sections herein, or

               (d) provided to the Indemnifying Party in writing by a third party who is under no obligation to the Indemnified Party to protect the confidentiality thereof.

     All such access shall be granted during normal business hours, shall be subject to the normal safety regulations of the Indemnified Party, and shall be granted under conditions that will not interfere with the business and operations of the Indemnified Party. Nothing contained in this Section shall be construed to expand or reduce the rights or obligations of the Indemnifying Party with respect to any information previously provided to the Indemnifying Party pursuant to any other confidentiality agreement.

14.5 RIGHT TO CURE: Any Party that is obligated to indemnify, defend and/or hold harmless any other Party pursuant to any provision of this Agreement shall have the right to cure, within a reasonable time and in a manner reasonably satisfactory to such Indemnified Party, any matter giving rise to such obligation; provided, however, that any such cure shall not relieve or reduce any such obligation to the extent that such cure is inadequate. The Indemnified Party may, if there is no attempt to cure or if the cure is inadequate, expend reasonable sums to cure, which sums shall be reimbursed together with interest at the Interest Rate.

                                      SECTION 15

                                       CLOSING

15.1 TIME OF ESSENCE: Time is expressly declared to be of the essence under this Agreement.

15.2 PLACE AND DATE: Closing shall occur at Unocal's offices at 14141 Southwest Freeway, Sugar Land, Texas 77478 on or before May 17, 1999 ("Closing Date"), unless extended by agreement of the parties.

15.3 UNOCAL'S ACTIONS AT CLOSING: At Closing, Unocal shall perform the following actions:

     (i) Unocal shall deliver to Buyer herein-required opinions of counsel and certificates;

     (ii) Unocal shall execute and deliver to Buyer all required instruments of conveyance and sale, including an Assignment in the form attached hereto as EXHIBIT "K";

     (iii) Unocal shall (subject to the terms of applicable operating agreements and other provisions hereof) deliver to Buyer exclusive possession of the Assets;

     (iv) Unocal shall, at or as promptly as reasonably possible and within 15 days after Closing, provide or make available to Buyer, at Buyer's cost and expense, the following records relating to the Assets to the extent they are in Unocal's possession and subject to the attorney-client privilege,: lease files; unit files; lease contract files; well files; and all non-interpretative geologic information, but specifically excluding any information or data that Unocal is restricted from disclosing, information which is trade secret or proprietary to Unocal and is not part of the Assets and all other records, including, but not limited to, corporate records, computer programs and general tax records. To the extent possible, Unocal shall deliver to Buyer originals of such files, documents and records; provided, however, that Unocal may, at Buyer's cost and expense, retain copies of all such original documents. Unocal shall also provide copies of all seismic data covering the Assets described in EXHIBIT "I-1", subject to Buyer's execution of a Geophysical Data Licensing Agreement in the form of EXHIBIT "I" covering such seismic data, that Unocal is not contractually or otherwise legally restricted from disclosing. As to any seismic data Unocal is contractually or otherwise legally restricted from disclosing, Buyer may prepare and provide Unocal with documents requesting waivers of the applicable restrictions, and Unocal shall forward such requests as well as provide Buyer such other assistance in obtaining waivers of the applicable restrictions as is reasonable under the circumstances. If Buyer obtains any or all seismic data described in EXHIBIT "I-1", the Purchase Price shall be increased by the "Geophysical Seismic License Price". Any data, documents or information provided or made available hereunder or in connection with the transactions contemplated herein is provided WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED THEREIN, and shall be at Buyer's sole risk and expense. Any other provision of this Agreement to the contrary notwithstanding, Unocal shall not provide Buyer with copies of any records or data or access to any records or data which Unocal cannot legally provide to Buyer because of third party restrictions on Unocal; and

     (v) Unocal shall deliver to Buyer a certificate of a corporate officer to the effect that, as of the Closing Date, it is not a foreign person as defined in the Internal Revenue Code of 1986, as amended, and Income Tax Regulations, such certificate to be substantially in the form described in Treasury Regulation
               Section 1.1445-2(b)(2)(iii)(B) or otherwise within the requirements of Section 1.1445-2(b)(2) of that regulation;

     (vi) Unocal shall execute and deliver to Buyer the Investment Letter and a counterpart of the Escrow Agreement.

15.4 BUYER'S ACTIONS AT CLOSING: At Closing, Buyer shall perform the following actions:

     (i) Buyer shall execute and deliver to Unocal an Assumption Agreement in the form attached hereto as EXHIBIT "L";

     (ii)      Buyer shall pay and deliver the Purchase Price;

     (iii)     Buyer shall deliver the QRI Stock to the Escrow Agent;

     (iv) Buyer shall execute and deliver to Unocal a counterpart of the Escrow Agreement;

         (v) Buyer shall execute and deliver to Unocal all herein required opinions of counsel and certificates;

         (vi) Buyer shall pay Unocal the balance remaining due of the Adjusted Purchase Price, plus or minus the Cash Settlement; and

         (vii)   Buyer shall pay Unocal the Pre-Closing Interest.

15.5 CLOSING STATEMENT: Unocal and Buyer shall execute a joint closing statement acknowledging the payment of the Adjusted Purchase Price, the Cash Settlement, the transfer of the Assets, and the assumption of liabilities.

15.6 NOTICES: Immediately after Closing, Buyer shall notify all operators, non-operators, oil or gas purchasers, government agencies and royalty owners that it has purchased the Assets.

                                      SECTION 16

                                ACTIONS AFTER CLOSING

16.1 FINAL ACCOUNTING: Within 120 days after Closing Unocal shall provide Buyer with a statement of accounting ("Final Accounting"). Buyer shall have the right to cause its accountant, in consultation with Unocal's accountant, to review the Final Accounting within an additional thirty (30) days following Unocal's delivery of such notice. If Buyer's accountant and Unocal's accountant are unable to agree upon the Final Accounting within an additional thirty (30) days following completion of Buyer's review of the Final Accounting described above, then any disputes shall be resolved through the arbitration procedures set forth in EXHIBIT "D", except that the arbiters shall be certified public accountants with joint interest billing experience.

16.2 RECEIPTS AND CREDITS: The Final Accounting notwithstanding, all monies, proceeds, receipts, credits and income attributable to the Assets for all periods of time subsequent to the Effective Date except as otherwise provided herein, shall be the sole property and entitlement of Buyer, and to the extent received by Unocal, Unocal shall account for and reflect the same to Buyer in the Final Accounting after Closing. All monies, proceeds, receipts and income attributable to the Assets except as otherwise provided in this Agreement for all periods of time prior to the Effective Date shall be the sole property and entitlement of Unocal and, to the extent received by Buyer, Buyer shall fully disclose, account for and transmit same to Unocal promptly. All costs, expenses and disbursements attributable to the Assets for periods of time prior to the Effective Date except as otherwise provided herein, regardless of when due or payable, shall be the sole obligation of Unocal and Unocal shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same. All costs, expenses and disbursements attributable to the Assets for periods of time subsequent to the Effective Date regardless of when due or payable, shall be the sole obligation of Buyer and Buyer shall promptly pay, or if paid by Unocal, promptly reimburse Unocal for and hold Unocal harmless from and against same. Unocal shall be entitled to a credit for and reimbursement in an amount equal to any amount received by Buyer after Closing for any delivery or performance by Unocal prior to the Effective Date, and Buyer shall be entitled to a credit for and reimbursement in an amount equal to any amount received by Unocal after Closing for any delivery or performance by Buyer after the Effective Date.

16.3 SUSPENDED FUNDS: After the Closing, Unocal will provide to Buyer a listing showing all proceeds from production attributable to the Leasehold Interests which are currently held in suspense and shall transfer to Buyer all of those suspended proceeds. Buyer shall be responsible for proper distribution of all the suspended proceeds, to the extent turned over to it by Unocal, to the parties lawfully entitled to them, and hereby agrees to indemnify, defend and hold harmless Unocal from and against any and all claims, liabilities, losses, costs and expenses, arising out of or relating to those suspended proceeds to the extent turned over to it by Unocal.

16.4 FURTHER ASSURANCES: After Closing, Unocal and Buyer agree to take such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant hereto.

16.5 POST-CLOSING ACCOUNTING ASSISTANCE: Subsequent to Closing, at Buyer's request, Unocal shall have the option to continue performing accounting obligations for the Assets for a period of time not to exceed six (6) months. Unocal shall be compensated the sum of $15,000 per month for each month or portion thereof during which Buyer requests such assistance. Unocal shall have no obligation to provide accounting assistance post-Closing for any portion of the Assets, except as is reasonable in good faith in a transaction of this type to transfer files and necessary information to Buyer.

16.6 RECORDING: Buyer shall, at its own cost, immediately record all instruments of conveyance and sale in the appropriate office of the state and county in which the lands covered thereby are located. Buyer shall immediately file for and obtain the necessary approval of all federal, Indian tribal or state government agencies to the assignment of the Assets. The assignment of any state, federal or Indian tribal oil and gas leases shall be filed in the appropriate governmental offices on a form required and in compliance with the applicable rules of the applicable government agencies. Buyer shall supply Unocal, at Unocal's cost, with a true and accurate photocopy of all the recorded and filed assignments within a reasonable period of time after their recording and filing.

16.7 BOOKS AND RECORDS: Notwithstanding any other provision herein contained, Buyer shall retain all original documents, if any, delivered to Buyer hereunder which pertain to the Assets for as long as it so desires and make the same available after the Closing for inspection and copying by Unocal during normal business hours, upon reasonable request and upon reasonable notice; provided, however, that during the first ten (10) years after Closing, such books, records or documents shall not be disposed of or destroyed by Buyer without first advising Unocal in writing and giving Unocal reasonable opportunity to obtain possession thereof.

16.8 ACCESS TO PROPERTIES AND RECORDS BY BUYER: From and after the Closing Date, Unocal will afford to Buyer and its authorized representatives reasonable access during normal business hours to the then current officers and employees of Unocal retained by Unocal who were employed in connection with the Assets and will cooperate with Buyer in making available to Buyer at Buyer's expense, unless the action is an action by Buyer against Unocal, as a witness or deponent such employees of Unocal in each case only so long as such persons are then employees of Unocal or an Affiliate of Unocal, as Buyer may request for financial reporting, tax or similar purposes, purposes of investigating claims, or conducting litigation or administrative proceedings with third parties or government agencies. Unocal will also afford to Buyer and its authorized representatives, for appropriate purposes, such reasonable access during normal business hours to the properties and relevant books and records of Unocal associated with the Assets prior to the Closing Date but not transferred to Buyer.

16.9 ACCESS TO PROPERTIES AND RECORDS BY UNOCAL: From and after the Closing Date, Buyer will afford to Unocal and its authorized representatives reasonable access, during normal business hours, to the transferred employees, as shall at such time be employees of Buyer and who were prior to the Closing Date associated with the Assets, and to such properties, books and records relating to the Assets transferred to Buyer hereunder without charge, and will furnish to Unocal such additional information, and will cooperate with Unocal in such other respects, including the making available to Unocal at Unocal's expense, unless the action is an action by Unocal against Buyer, as a witness or deponent such former employees of Unocal as shall be at the time employees of Buyer, as Unocal may request for financial reporting, tax or similar purposes, purposes of investigating claims, or conducting litigation or administrative proceedings with third parties or government agencies. Buyer will also provide to Unocal's authorized representatives such reasonable access without charge during normal business hours to the officers, employees, properties, books and records transferred to Buyer in connection with this Agreement. In addition, Buyer will provide access to Assets, and Buyer will cooperate with other reasonable request of Unocal, in connection with any investigation of, or procurement of, insurance by Unocal relating to the Assets, including, without limitation, requests by Unocal (or its insurer) of financial, operational, environmental compliance and other information of or relating to Buyer.

16.10 CALL ON PRODUCTION: (a) On Oil - If not already reserved by another party, Unocal hereby reserves, at its option, exercisable at any time and from time to time for twenty (20) years after the date hereof, the option to buy any and all oil and other liquid hydrocarbons produced from or attributable to the Assets. If Unocal elects to exercise this option, it shall so notify Buyer in writing at least thirty (30) days before its purchases are to begin. Such purchases shall continue until terminated by Unocal with at least thirty (30) days written notice thereof to Buyer. Notwithstanding the foregoing, (i) when Unocal has exercised its option for a call on crude oil, condensate or liquid hydrocarbons, and a bona fide written offer is received by Buyer from an unaffiliated third party for a price higher than the posted market price by Unocal for crude oil and condensate, Unocal shall elect whether or not to meet this higher offer, (ii) if Unocal elects not to meet this higher offer, Unocal shall temporarily waive its call rights for the period of such price differential and (iii) Unocal shall be deemed to permanently waive the rights reserved under this Section 16.10(a) if Unocal has not exercised any of such rights within any consecutive two-year period following the Closing.

         (b) Applicable Price - At any time Unocal exercises its option to purchase, the price to be paid shall be:

               (i) Unocal's posted market price at the wells for oil or condensate, or if Unocal has no posted price, then the average posted price at the well then prevailing in the field where produced for substances of like grade and gravity. If there are no such posted prices, the price to be paid by Unocal will be the average price being paid by purchasing companies in the field or locality where the Assets are located for substances of like grade and gravity.

               (ii) Unocal shall never be required to pay a price higher than the price allowed by State or Federal statutes or regulations in effect at the time of purchase.

         (d) Binding on Successors - Unocal's call on production as herein provided shall be a covenant running with the land and shall be binding on Buyer's successors and assigns. All subsequent acts of transfer of the Assets shall expressly require Buyer's transferees to assume Buyer's obligations to Unocal, including this call on production.


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

16.11 ROYALTY REIMBURSEMENT: Unocal is pursuing certain claims against the State of Michigan and certain other lessors for alleged overpayment of certain royalties during periods prior to the Effective Date. In the event that the State of Michigan, or such other lessors, agrees that Unocal has, in fact, overpaid such royalties and permits a settlement which includes a reduction or waiver of all or portion of the royalties from future oil, gas or mineral production produced and saved from any of the Assets, then Buyer shall pay and remit the amount of the future royalties reduced or waived to Unocal at the same time that Buyer remits (or should have remitted) the royalties to said State of Michigan or other lessors; and Unocal shall hold Buyer harmless to the extent that Buyer makes such payments to Unocal as directed by Unocal.

                                      SECTION 17

                                    MISCELLANEOUS

17.1 GOVERNING LAW: THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (BUT AS TO THE ACTUAL CONVEYANCE OF REAL PROPERTY INTERESTS LOCATED IN MICHIGAN, MICHIGAN LAW SHALL GOVERN AND CONTROL), REGARDLESS OF CONFLICTS OF LAWS PROVISIONS. All assignments and instruments executed in accordance with this Agreement shall be governed by and interpreted in accordance with the laws of the state where the Assets conveyed thereby are located.

17.2     ASSIGNMENT:

         (i) This Agreement and the rights and obligations hereunder shall not be assignable by either Party hereto without the prior written consent of the other; provided, however, that Unocal and Buyer shall have the right without the other Party's consent to assign this Agreement, but not the right to assign any duties or obligations hereunder, to an Affiliate(s) or a subsidiary company.

         (ii) Any Party hereto may assign or delegate any of its rights, benefits, duties or obligations hereunder: (i) to any Person, if it has received the prior written consent of the other Party;
               (ii) to its legal successor, if it merges (whether or not it is the surviving corporation); or (iii) to any Person to whom it has made any sale, lease, transfer or other disposition of all or substantially all of its assets; provided, however, that no Party may make an assignment or delegation described in clauses (ii) and (iii), above, unless such Party delivers to the other Party hereto such written assumptions, affirmations and/or legal opinions as such other Party may reasonably request to preserve their rights and remedies hereunder.

         (iii) In the event of an approved assignment, the rights, benefits, duties and obligations of each Party hereto shall inure to the benefit of, and be binding upon, each Party's successors, assigns or delegates.

17.3 WRITTEN NOTICES: Any notices required to be given hereunder shall be in writing and transmitted by telex or telecopier, delivered by air courier, or deposited in the mail, postage prepaid and certified, and addressed as follows or as otherwise specified by Unocal and Buyer by notice hereunder:

               To Unocal:

               Union Oil Company of California
               14141 Southwest Freeway
               Sugar Land, Texas 77478
               Fax No. (281) 287-5170
               Attention:  Kevin D. Neeley, Manager, Business Development

               with a copy to:

               Union Oil Company of California
               dba Spirit Energy 76
               14141 Southwest Freeway
               Sugar Land, Texas  77478
               Fax No. (287)287-7376
               Attention: Vice President and General Counsel

               To Buyer:

               Quicksilver Resources Inc.
               1619 Pennsylvania Avenue
               Fort Worth, Texas  76104
               Fax No.:  817-332-1883

               Attention: Houston Kauffman, Vice President
                          Manager of Acquisitions, Divestments and Trades

                                   Notices shall be effective upon receipt.


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


17.4 EXPENSES: Except as otherwise provided herein, each Party shall be solely responsible for all expenses incurred by it in connection with this transaction (including without limitation, fees and expenses of its own counsel and accountants).

17.5 WAIVER OF COMPLIANCE WITH BULK TRANSFER LAWS: Buyer waives compliance with any applicable bulk transfer law relating to the transactions contemplated by this Agreement, and agrees to assume all risk and liability in connection with the failure to so comply.

17.6 WAIVER OF CONSUMER RIGHTS: BUYER HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER. IN ADDITION, TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, BUYER HEREBY WAIVES THE PROVISIONS OF THE TEXAS CONSUMER PROTECTION LAWS REGARDING FALSE, MISLEADING AND DECEPTIVE BUSINESS PRACTICES, UNCONSCIONABLE ACTIONS AND BREACHES OF WARRANTY; PROVIDED, HOWEVER, THAT NOTHING HEREIN CONTAINED SHALL BE DEEMED A WAIVER BY BUYER WHERE SUCH WAIVER IS PROHIBITED BY LAW. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO UNOCAL THAT BUYER (i) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS, OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (ii) HAS ASSETS OF FIVE MILLION DOLLARS OR MORE ACCORDING TO IT MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, (iii) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED HEREBY, AND (iv) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION. Nothing in this Section shall be interpreted as a waiver of the express representations and warranties in this Agreement.

17.7 WAIVER OF JURY TRIAL: UNOCAL AND BUYER DO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17.8 LIMITATION OF LIABILITY: Notwithstanding anything herein provided to the contrary, Unocal and Buyer do hereby covenant and agree that, after Closing, the recovery by either Party hereto of any damages suffered or incurred by it as a result of any breach by the other

         Party of any of its covenants, agreements, representations, guaranties, warranties, disclaimers, waivers or continuing obligations under this agreement shall be limited to the actual damages suffered or incurred by the non- breaching Party as a result of the breach by the breaching Party of its covenants, agreements, representations, guaranties, warranties, disclaimers, waivers, or continuing obligations hereunder plus costs and reasonable attorney's fees and in no event shall the breaching Party be liable to the non-breaching Party for consequential damages as a result of the breach by the breaching Party of any of its covenants, agreements, representations, guaranties, warranties, disclaimers, waivers or continuing obligations hereunder; provided, however that nothing herein contained shall be deemed a limitation on either Party's other indemnity obligations contained in this Agreement.

17.9 NO ADMISSIONS: Buyer and Unocal agree that neither this Agreement, nor any part hereof, nor any performance under this Agreement, nor any payment of any amount pursuant to any provision of this Agreement shall constitute or be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, or past or present wrongdoing, or violation of any law, rule, regulation, or policy, by either Unocal or Buyer or by their respective officers, directors, employees, or agents.

17.10 USE OF UNOCAL'S NAME: As soon as practicable after Closing, and in any event no later than 180 calendar days after Closing, Buyer shall remove or cause to be removed the names and marks used by Unocal and all variations and derivations thereof and logos relating thereto from the Assets and shall not make any use whatsoever of those names, marks and logos.

17.11 ENTIRE AGREEMENT, ETC.: This Agreement, including the Exhibits referred to herein or delivered pursuant to this Agreement and the Confidentiality Agreement, which is incorporated herein by this reference as though fully set forth hereby, constitutes the entire agreement between Unocal and Buyer with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understandings with respect thereto. No amendment of this Agreement shall be binding on the Parties unless in writing and signed by the authorized representatives of both Parties hereto. Any waiver of any breach of any term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition of this Agreement.

17.12 PARTIES IN INTEREST: Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties to it and their permitted respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party to this Agreement, nor shall any provision give any third Persons any right of subrogation or action over and against any Party to this Agreement.

17.13 SEVERABILITY: If any provision of this Agreement shall be held to be invalid or unenforceable under present or future law in whole or in part by any court of any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction.

17.14 CONSENTS: When a consent is required of either Party hereto, such consent shall not be unreasonably withheld.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                        Union Oil Company of California

                                        By: /s/ Robert C. Gnagy
                                           ----------------------------
                                        Name:   Robert C. Gnagy
                                             --------------------------
                                        Title:  Attorney-in-Fact
                                              -------------------------


                                        Quicksilver Resources Inc.

                                        By: /s/ Houston Kauffman
                                           ----------------------------
                                        Name:   Houston Kauffman
                                             --------------------------
                                        Title:  Vice President
                                              -------------------------



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